Exhibit 10.1

Execution Version

CREDIT AGREEMENT

dated as of October 16, 2015

among

CIMAREX ENERGY CO.,
as the Borrower,

JPMORGAN CHASE BANK, N.A.,
as the Administrative Agent for the Lenders,

WELLS FARGO BANK, N.A.,
as the Syndication Agent for the Lenders,

COMPASS BANK,

DEUTSCHE BANK SECURITIES INC.

and

MUFG UNION BANK, N.A.,
as the Documentation Agents for the Lenders,

and

CERTAIN COMMERCIAL LENDING INSTITUTIONS,
as the Lenders

J.P. MORGAN SECURITIES LLC,

and

WELLS FARGO SECURITIES, LLC.
as Lead Arrangers and Bookrunners

i

SECTION 10.11	Other Transactions		63
SECTION 10.12	Confidentiality		63
SECTION 10.13	Forum Selection and Consent to Jurisdiction		64
SECTION 10.14	Waiver of Jury Trial		65
SECTION 10.15	NO ORAL AGREEMENTS		65
SECTION 10.16	No Adverse Interpretation of Other Agreements		65
SECTION 10.17	No Fiduciary Duty		65
SECTION 10.18	Setoff		66

SCHEDULES AND EXHIBITS

SCHEDULE I	-	Schedule of Commitments
SCHEDULE II	-	Schedule of LC Commitments
SCHEDULE III	-	Issued Letters of Credit
SCHEDULE 6.8	-	Subsidiaries
SCHEDULE 7.2.2	-	Existing Liens

EXHIBIT 2.5	-	Form of Borrowing Request
EXHIBIT 2.6	-	Form of Continuation/Conversion Notice
EXHIBIT 2.8	-	Form of Note
EXHIBIT 2.9	-	Notice of Commitment Increase
EXHIBIT 5.1.4(a)	-	Form of Opinion of General Counsel
EXHIBIT 5.1.4(b)	-	Form of Opinion of Akin Gump Strauss Hauer & Feld LLP
EXHIBIT 10.10	-	Form of Lender Assignment Agreement

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of October 16, 2015 (as may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is among CIMAREX ENERGY CO., a Delaware corporation (the “Borrower”), JPMORGAN CHASE BANK, N.A. (“JPMCB”), as administrative agent (JPMCB in such capacity, together with any successor(s) thereto in such capacity, the “Administrative Agent”), WELLS FARGO BANK, N.A. (“Wells Fargo”), as syndication agent (Wells Fargo in such capacity, together with any successor(s) thereto in such capacity, the “Syndication Agent”), Compass Bank, Deutsche Bank Securities Inc. and MUFG Union Bank, N.A., as documentation agents (in such capacity, together with any successor(s) thereto in such capacity, individually, a “Documentation Agent” and, collectively, the “Documentation Agents”), and certain commercial lending institutions as are or may become parties hereto (collectively, the “Lenders”).

W I T N E S S E T H:

In consideration of the premises and mutual covenants herein contained the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1                                             Defined Terms.  The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“2012 Indenture” is defined in Section 5.1.8.

“2014 Indenture” is defined in Section 5.1.8.

“Administrative Agent” is defined in the preamble and includes each other Person as shall have subsequently been appointed as the successor Administrative Agent pursuant to Section 9.4.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agents” means the Administrative Agent, the Syndication Agent, and the Documentation Agents, together with any successors in any such capacities.

“Agreement” means, on any date, this Credit Agreement as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning bribery or corruption.

“Applicable Commitment Fee Rate” means the number of basis points per annum (based on a year of 360 days) set forth below based on the Applicable Rating Level on such date:

Applicable Rating Level	Applicable Commitment Fee Rate
Level I	12.5
Level II	15.0
Level III	20.0
Level IV	27.5
Level V	35.0

Changes in the Applicable Commitment Fee Rate will occur automatically without prior notice.  The Administrative Agent will give notice promptly to the Borrower and the Lenders of changes in the Applicable Commitment Fee Rate.

“Applicable Margin” means on any date and with respect to each Eurodollar Loan or Base Rate Loan, as applicable, the number of basis points per annum set forth below based on the Applicable Rating Level on such date:

Applicable Rating Level	Applicable Eurodollar Margin	Applicable Base Rate Loan Margin
Level I	112.5	12.5
Level II	125.0	25.0
Level III	150.0	50.0
Level IV	175.0	75.0
Level V	200.0	100.0

Changes in the Applicable Margin will occur automatically without prior notice.  The Administrative Agent will give notice promptly to the Borrower and the Lenders of changes in the Applicable Margin.

“Applicable Rating Level” means (a) at any time that Moody’s and S&P have the equivalent rating or split ratings of not more than one rating differential of the Borrower’s senior unsecured long-term debt, the level set forth in the chart below under the heading “Applicable Rating Level” opposite the rating under the heading “Moody’s” or “S&P” which is the higher of the two if split ratings or opposite the ratings under the headings “Moody’s” and “S&P” if equivalent; and (b) at any time that Moody’s and S&P have split ratings of more than one rating differential of the Borrower’s senior unsecured long-term debt, the level set forth in the chart below under the “Applicable Rating Level” opposite the rating under the heading “Moody’s” or “S&P” which is one rating lower than the higher of the two split ratings.

Applicable Rating Level	Moody’s	S &P
Level I	>Baa1	>BBB+
Level II	Baa2	BBB
Level III	Baa3	BBB-
Level IV	Ba1	BB+
Level V	<Ba2	<BB

For example, if the Moody’s rating is Baal and the S&P rating is BBB, then Level I shall apply; if the Moody’s rating is Baa1 and the S&P rating is BBB- or less favorable, then Level II shall apply.

For purposes of the foregoing, (i) “>” means a rating equal to or more favorable than; “<” means a rating equal to or less favorable than; “>“ means a rating greater than; “<“ means a rating less than; (ii) if a rating for the Borrower’s senior unsecured long-term debt is not available from one of the Rating Agencies, the Applicable Rating Level will be based on the rating of the other Rating Agency; (iii) if ratings for the Borrower’s senior unsecured long-term debt is available from neither S&P nor Moody’s, Level V shall be deemed applicable; (iv) if determinative ratings shall change (other than as a result of a change in the rating system used by any applicable Rating Agency) such that a change in Applicable Rating Level would result, such change shall effect a change in Applicable Rating Level as of the day on which it is first announced by the applicable Rating Agency, and any change in the Applicable Margin or percentage used in calculating fees due hereunder shall apply commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change; (v) if the rating system of any of the Rating Agencies shall change prior to the date all obligations hereunder have been paid and the Commitments canceled, the Borrower and the Lenders shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system, and pending such amendment, if no Applicable Rating Level is otherwise determinable based upon the foregoing, Level V shall apply; and (vi) in the event that either S&P or Moody’s is no longer in the business of providing ratings, Fitch shall be substituted for such entity for the purposes of this definition.

“Approved Fund” is defined in Section 10.10.1.

“Arrangers” means J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, each in its capacity as a lead arranger and joint bookrunner of the facility contemplated by this Agreement.

“ASC Topic 815” means FASB Accounting Standards Codification Topic 815 (formerly FAS 133) entitled “Derivatives and Hedging” issued by the Financial Accounting Standards Board in March of 2008, as amended from time to time.

“Assignee Lender” is defined in Section 10.10.1.

“Authorized Officer” means, relative to the Borrower, the Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, any Senior Vice President, the

Treasurer or the Secretary of the Borrower, or any other officer of the Borrower specified as such to the Administrative Agent in writing by any of the aforementioned officers of the Borrower.

“Availability Period” means the period from and including the Effective Date to but excluding the Maturity Date.

“Base Rate” means, on any date and with respect to all Base Rate Loans, a fluctuating rate of interest per annum equal to the highest of (a) the rate of interest most recently announced by JPMCB at its Domestic Office as its base rate for Dollar loans; (b) the Federal Funds Rate plus 1/2%; and (c) the one-month Eurodollar Rate announced on any date of determination (or if there is no announcement on such day, on the immediately preceding day on which that rate is announced) plus 1.0%.  The Base Rate is not necessarily intended to be the lowest rate of interest determined by JPMCB in connection with extensions of credit.  Changes in the rate of interest on that portion of any Loans maintained as Base Rate Loans will take effect simultaneously with each change in the Base Rate.  The Administrative Agent will give notice promptly to the Borrower and the Lenders of changes in the Base Rate.

“Base Rate Loan” means a Loan bearing interest at a fluctuating rate determined by reference to the Base Rate.

“Borrower” is defined in the preamble, and includes its permitted successors and assigns.

“Borrowing” means any extension of credit (as opposed to any continuation or conversion thereof) made by the Lenders by way of Loans.

“Borrowing Date” means a date on which a Borrowing is made hereunder.

“Borrowing Request” means a loan request and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit 2.5 hereto.

“Business Day” means (a) any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York or Houston, Texas; and (b) relative to the making, continuing, prepaying or repaying of any Eurodollar Borrowing, any day on which dealings in Dollars are carried on in the London and New York Eurodollar interbank market.

“Capitalization” means the sum, at any time outstanding and without duplication, of (a) Total Debt plus (b) Stockholders’ Equity.

“Capitalized Lease Liabilities” means all monetary obligations of the Borrower or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Collateralize” means to deposit into an account over which the Administrative Agent has exclusive dominion and control and exclusive right of withdrawal, or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing

Banks or Lenders, as collateral for LC Exposure or obligations of Lenders to fund participations in respect of LC Exposure, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Bank shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Issuing Bank.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Change in Control” means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934) of 35% or more of the voting power of outstanding shares of voting stock of the Borrower or (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Borrower’s board of directors (together with any new directors whose election or appointment by such board of directors or whose nomination for the election by the shareholders of the Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period of whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Borrower’s board of directors then in office.

“CI Lender” is defined in Section 2.9(a).

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means, as to any Lender, the obligation, if any, of such Lender to make Loans pursuant to Section 2.1.1 of this Agreement and to acquire participations in Letters of Credit pursuant to Section 2.11 of this Agreement, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder up to but not exceeding the amount, if any, set forth opposite such Lender’s name on Schedule I, as the same may be reduced, increased or adjusted from time to time in accordance with this Agreement, including Sections 2.3 and 2.9.

“Commitment Increase” is defined in Section 2.9(a).

“Commitment Increase Effective Date” is defined in Section 2.9(b).

“Consenting Lenders” is defined in Section 2.10(b).

“Consolidated Net Tangible Assets” means at any date of determination, the total amount of assets of the Borrower and its Subsidiaries (less applicable depreciation and valuation reserves and other reserves and items deductible from the gross book value of specific asset accounts under GAAP) after deducting therefrom:

(a)                                 all current liabilities (excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (ii) current maturities of Total Debt); and

(b)                              the value of all goodwill, trade names, trademarks, patents, and other like intangible assets;

all as set forth on the Borrower’s consolidated balance sheet as of a date no earlier than the date of the Borrower’s latest available annual or quarterly consolidated financial statements prepared in accordance with GAAP.

“Continuation/Conversion Notice” means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit 2.6 hereto.

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

“Debt” means the consolidated Indebtedness of the Borrower and its Subsidiaries.

“Default” means any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.12(f), any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans within three Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement unless such Lender notifies the Administrative Agent and the Borrower in writing that such intent is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (c) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good-faith dispute, (d) failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has consented to, approved of or acquiesced in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has consented to, approved of or acquiesced in any such proceeding or appointment;  provided, that a Lender shall not be a “Defaulting Lender” (A) solely by reason of events relating to a parent company of such Lender or solely because a governmental authority has been appointed (including pursuant to the Dutch Financial Supervision Act 2007) as receiver, conservator, trustee or custodian for such Lender, in each case as described in clause (e) above, if and for so long as the Administrative Agent and Borrower are satisfied in their respective sole discretion that such Lender will continue to perform its funding obligations hereunder or (B) solely by reason of the ownership or control by a governmental authority of a parent company of such Lender, if and for so long as the Administrative Agent and the Borrower are satisfied in their respective sole discretion that such Lender will continue to perform its funding obligations hereunder.

“Default Margin” means two percent (2%) per annum.

“Documentation Agent” and “Documentation Agents” are defined in the preamble.

“Dollar” and the sign “$” mean lawful money currently issued by the United States.

“Domestic Office” means, relative to any Lender, the office of such Lender designated as such in its Administrative Questionnaire or designated in the Lender Assignment Agreement or such other office of a Lender (or any successor or assign of such Lender) within the United States as may be designated from time to time by notice from such Lender, as the case may be, to each other Person party hereto.

“Effective Date” means the date on which the conditions specified in Section 5.1 are satisfied (or waived in accordance with Section 10.1).

“Environmental Law” means any federal, state, or local statute, or rule or regulation promulgated thereunder, any judicial or administrative order or judgment to which the Borrower or any Subsidiary is party or which are applicable to the Borrower or any Subsidiary (whether or not by consent), and any binding provision or condition of any governmental permit, license or other operating authorization, relating to protection of the environment, persons or the public welfare from actual or potential exposure for the effects of exposure to any actual or potential release, discharge, spill or emission (whether past or present) of, or regarding the manufacture, processing, production, gathering, transportation, importation, use, treatment, storage or disposal of, any chemical, raw material, pollutant, contaminant or toxic, corrosive, hazardous, or non-hazardous substance or waste, including petroleum.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time.  References to sections of ERISA also refer to any successor sections.

“Eurodollar Borrowing” means a borrowing hereunder consisting of the aggregate amount of the several Eurodollar Loans made by all or some of the Lenders to the Borrower, at the same time, at the same interest rate and for the same Interest Period.

“Eurodollar Loan” means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a fixed rate of interest determined by reference to the Eurodollar Rate.

“Eurodollar Office” means, relative to any Lender, the office of such Lender designated as such in its Administrative Questionnaire or designated in the Lender Assignment Agreement or such other office of a Lender as designated from time to time by notice from such Lender to the Borrower and the Administrative Agent, whether or not outside the United States, which shall be making or maintaining Eurodollar Loans of such Lender hereunder.

“Eurodollar Rate” means, with respect to any Eurodollar Borrowing and relative to any Interest Period for Eurodollar Loans, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period) as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service as selected by the Administrative Agent in its reasonable discretion that publishes such rate from time to time as an authorized information vendor for the purpose of displaying such rates; in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to U.S. Dollars then the Eurodollar Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Event of Default” is defined in Section 8.1.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any obligation of the Borrower (each, a “Recipient”) or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits and similar Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 4.10) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.6, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.6.4 and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Extension Confirmation Date” is defined in Section 2.10(b).

“Extension Effective Date” is defined in Section 2.10(b).

“Extension Request” is defined in Section 2.10(a).

“Facility” is defined in Section 2.1.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreement entered into in connection with the implementation of the foregoing.

“Federal Funds Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided, that, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fiscal Quarter” means any quarter of a Fiscal Year.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31.

“Fitch” means Fitch, Inc. and any affiliate thereof and any successor thereto that is a nationally-recognized rating agency.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” is defined in Section 1.4.

“Guaranteed Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person.  The amount of any Person’s Guaranteed Liability shall be the lesser of (a) the limitation on such Person’s liability, if any, set forth in such agreement, undertaking or arrangement or (b) the outstanding principal amount of the Indebtedness guaranteed thereby.

“Hazardous Material” means (a) any “hazardous substance”, as defined by CERCLA; (b) any “hazardous waste”, as defined by the Resource Conservation and Recovery Act, as amended; (c) any petroleum, crude oil or any fraction thereof; (d) any hazardous, dangerous or toxic chemical, material, waste or substance within the meaning of any Environmental Law; (e) any radioactive material, including any naturally occurring radioactive material, and any source, special or by-product material as defined in 42 U.S.C. § 2011 et. seq., and any amendments or reauthorizations thereof; (f) asbestos-containing materials in any form or condition; or (g) polychlorinated biphenyls.

“Hedging Obligations” means, with respect to any Person, all liabilities (including guarantees and contingent liabilities) of such Person under (or in respect of) derivative contracts, including interest rate or commodity swap agreements, interest rate or commodity cap agreements and interest rate or commodity collar agreements, and all similar agreements or arrangements.

“Herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.

“Impacted Interest Period” has the meaning assigned to it in the definition of “Eurodollar Rate.”

“Impermissible Qualification” means, relative to the opinion or certification of any independent public accountant as to any financial statement of the Borrower, any qualification or exception to such opinion or certification (a) which is of a “going concern” or similar nature; (b) which relates to the limited scope of examination of matters relevant to such financial statement; or (c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower to be in default of any of its obligations under Section 7.2.3.

“Including” means including without limiting the generality of any description preceding such term.

“Indebtedness” of any Person means, without duplication: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (b) all obligations relative to banker’s acceptances issued for the account of such Person; (c) all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as Capitalized Lease Liabilities; (d) all obligations of such Person to pay the deferred purchase price of property or services (except accounts payable arising in the ordinary course of business); (e) Indebtedness of others of the type described in clauses (a), (b), (c) or (d) above secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such Indebtedness shall have been assumed by such Person or is limited in recourse (such Indebtedness being the lesser of (i) the value of such property on the books of such Person or (ii) the outstanding principal amount of such Indebtedness); and (f) all Guaranteed Liabilities of such Person in respect of any of the foregoing.  For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer except to the extent that such Indebtedness by its terms is expressly non-recourse to such general partner or joint venturer. For the sake of clarity, Hedging Obligations of a Person shall not constitute Indebtedness of such Person.

“Indemnified Liabilities” is defined in Section 10.4.

“Indemnified Parties” is defined in Section 10.4.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document.

“Information” is defined in Section 10.12.

“Interest Period” means, with respect to Eurodollar Borrowings, the period beginning on (and including) the date on which such Eurodollar Borrowing is made or continued as, or converted into, a Eurodollar Borrowing pursuant to Section 2.5 or 2.6 and shall end on (but exclude) the day which numerically corresponds to such date one, two, three, six or twelve months or one week thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), or such other time period acceptable to each Lender, in each case, as the Borrower may select in its relevant notice pursuant to Section 2.5, provided, however, that (a) the Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than ten different dates; (b) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless, if such Interest Period applies to Eurodollar Loans, such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day); and (c) no Interest Period may end later than the Maturity Date.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between:  (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Issuing Bank” means (a) each of JPMCB and Wells Fargo, in its capacity as the issuer of Letters of Credit hereunder, and their respective successors in such capacity as provided in Section 2.11(i), as well as (b) any other Lender that, at the request of the Borrower and with the consent of the Administrative Agent, agrees, in such Lender’s discretion, to become an Issuing Bank for purposes of issuing Letters of Credit pursuant to Section 2.11; provided that the Issuing Banks shall at no time be requested or otherwise required to issue Letters of Credit with an aggregate LC Exposure in excess of its LC Commitment.  An Issuing Bank may, with the prior written consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed), arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.  Each reference herein to the “Issuing Bank” shall be deemed to be a reference to the relevant Issuing Bank.

“JPMCB” is defined in the preamble, and includes its successors and assigns.

“Law” means any law (including, without limitation, any zoning law or ordinance or any Environmental Law), statute, rule, regulation, ordinance, order, directive, code, interpretation, judgment, decree, injunction, writ, determination, award, permit, license, authorization, direction, requirement or decision of an agreement with or by any government or governmental department, commission, board, court, authority, agency, official or officer, domestic or foreign.

“LC Commitment” means, with respect to each Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit pursuant to Section 2.11 of this Agreement, initially in the amount set forth opposite such Issuing Bank’s name on Schedule II (as may be amended from time to time by the Administrative Agent, the Borrower and such Issuing Bank).

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Percentage of the total LC Exposure at such time.

“Lender Affiliate” means (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lender Assignment Agreement” means a Lender Assignment Agreement substantially in the form of Exhibit 10.10 hereto.

“Lenders” means the financial institutions listed on the signature pages hereto and their respective successors and assigns in accordance with Section 10.10 (including any commercial lending institution becoming a party hereto pursuant to a Lender Assignment Agreement) or otherwise by operation of law.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement or letter of credit listed on Schedule III hereto.

“LIBO Screen Rate” has the meaning assigned to it in the definition of “Eurodollar Rate.”

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or the performance of an obligation.

“Loans” means the Revolving Loans made by the Lenders to the Borrower pursuant to this Agreement.

“Loan Advances” means the Loans of the same Type and, in the case of Eurodollar Loans, having the same Interest Period made by all Lenders on the same Business Day and pursuant to the same Borrowing Request in accordance with Section 2.1.

“Loan Documents” means this Agreement, each Borrowing Request, any Note, any Letter of Credit or related document, together in each case with all exhibits, schedules and attachments thereto, and all other agreements and instruments from time to time executed and delivered by the Borrower or any of its Subsidiaries pursuant to or in connection with any of the foregoing.

“Margin Stock” means “margin stock” within the meaning of Regulation U.

“Material Adverse Effect” means a material adverse effect on (i) the financial and operating condition of the Borrower and its consolidated Subsidiaries (taken as a whole) or (ii) the ability of the Borrower to perform its payment obligations under any of the Loan Documents; provided, however, that general market or industry conditions, which do not affect the Borrower in a disproportionately adverse manner, shall not constitute or be taken into account in determining whether there has been a Material Adverse Effect.

“Material Subsidiary” means each Subsidiary of the Borrower now existing or hereafter acquired or formed by the Borrower that on a consolidated basis for such Subsidiary and its Subsidiaries, as of the last day of any Fiscal Quarter, was the owner of more than five percent (5%) of the Consolidated Net Tangible Assets of the Borrower and its Subsidiaries.

“Maturity Date” means the earlier of:

(a)                                 October 16, 2020, and for any Lender agreeing to extend its Maturity Date pursuant to Section 2.10, October 16 in each year thereafter pursuant to which the Maturity Date of such Lender has been extended;

(b)                                 the date on which the Commitments are terminated in full or reduced to zero pursuant to the terms of Section 2.3;

(c)                                  the date on which the Commitments are terminated in full and reduced to zero pursuant to the terms of Article VIII; and

(d)                                 the date on which the Obligations have become due and payable in full pursuant to the terms of Article VIII.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally-recognized rating agency.

“New Funds Amount” is defined in Section 2.9(d).

“Non-Consenting Lender” is defined in Section 2.10(a).

“Note” means a promissory note substantially in the form of Exhibit 2.8 or such other form as may be acceptable to the Borrower, the Administrative Agent and the Lender requesting such note pursuant to Section 2.8(e).

“Notice of Commitment Increase” is defined in Section 2.9(b).

“Obligations” means all obligations (monetary or otherwise) of the Borrower, including any Revolving Credit Exposure, arising under or in connection with this Agreement and each other Loan Document.

“Organic Document” means, relative to the Borrower, its certificate of incorporation, its by-laws and all stockholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock.

“Other Taxes” means all present or future stamp, court, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are imposed as a result of a present or former connection between the Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document) and imposed with respect to an assignment (other than an assignment made pursuant to Section 4.10).

“Participant” is defined in Section 10.10.2.

“Payment Date” is defined in Section 3.2.3.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which the Borrower or any corporation, trade or business that is, along with the Borrower, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Percentage” means, with respect to any Lender, the percentage of the Total Commitment represented by such Lender’s Commitment, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreements executed by such Lender and its Assignee Lenders and delivered pursuant to Section 10.10, or any decreases in Commitments made in accordance with this Agreement, or as such percentage may be adjusted from time to time pursuant to Section 2.9.  If the Commitments have terminated or expired, the Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments or other adjustments.

“Person” means any natural person, corporation, partnership, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan” means any Pension Plan or Welfare Plan.

“Quarterly Payment Date” means the last day of each March, June, September, and December or, if any such day is not a Business Day, the next succeeding Business Day.

“Rating Agency” means either of S&P or Moody’s.

“Recipient” has the meaning given such term in the definition of “Excluded Taxes”.

“Reducing Percentage Lender” is defined in Section 2.9(d).

“Reduction Amount” is defined in Section 2.9(d).

“Regulation U” means any of Regulations T, U or X of the Board of Governors of the Federal Reserve System of the United States of America (the “Board”) from time to time in effect and shall include any successor or other regulations or official interpretations of the Board or any successor Person relating to the extension of credit for the purpose of purchasing or carrying Margin Stock and which is applicable to member banks of the Federal Reserve System or any successor Person.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means a “release”, as such term is defined in CERCLA.

“Required Lenders” means Lenders in the aggregate holding greater than 50% of the aggregate amount of the Revolving Credit Exposures of all Lenders and, if there is no Revolving Credit Exposure, Lenders having greater than 50% of the then Total Commitment.

“Resource Conservation and Recovery Act” means the Resource Conservation and Recovery Act, 42 U.S.C. Section 690, et q., as in effect from time to time.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Loans” means the loans provided for in Section 2.1.1 hereof.

“S&P” means Standard & Poor’s Ratings Group and any successor thereto that is a nationally-recognized rating agency.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or by the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person that the Borrower knows is owned 50 percent or more by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Section 10.10.1(a) Assignee” is defined in Section 10.10.1(a).

“Stockholders’ Equity” means, as of the time for which any determination thereof is to be made, (a) stockholders’ equity of the Borrower and its consolidated Subsidiaries determined in accordance with GAAP plus (b) either plus the amount by which such stockholders’ equity shall have been reduced by reason of any non-cash loss or minus the amount by which such stockholders’ equity shall have been increased by reason of any non-cash gain, in either case from changes in mark-to-market value of hedges, net of tax, resulting from the requirements of ASC Topic 815.

“Subsidiary” means any subsidiary of the Borrower.

“subsidiary” means, with respect to any Person, (a) any corporation, limited liability company or other business entity of which more than 50% of the outstanding equity interests having ordinary voting power to elect a majority of the board of directors (or persons performing similar functions) of such corporation, limited liability company or other business entity (irrespective of whether at the time equity interests of any other class or classes of such corporation, limited liability company or other business entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person and (b) any partnership of which such Person, such Person and one or more other Subsidiaries of such Person, or one or more other Subsidiaries of such Person holds more than 50% of the outstanding general partner interests.

“Syndication Agent” is defined in the preamble.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“Total Commitment” means the aggregate of all the Lenders’ Commitments.

“Total Debt” means, in respect of any Person, all Indebtedness incurred by such Person.

“Total LC Commitment” means the aggregate of all the Issuing Banks’ LC Commitments.

“Total Debt to Capitalization Ratio” means the ratio of (a) Total Debt to (b) Capitalization.

“Type” means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a Eurodollar Loan.

“United States” or “U.S.” means the United States of America, its fifty States and the District of Columbia.

“USA Patriot Act” means Title III of Pub. L. 107-56 (signed into law October 26, 2001), as amended, reformed or otherwise modified from time to time.

“Welfare Plan” means a “welfare plan”, as such term is defined in Section 3(1) of ERISA.

“Wells Fargo” is defined in the preamble, and includes its successors and assigns.

SECTION 1.2                                             Use of Defined Terms.  Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each Borrowing Request, Continuation/Conversion Notice, notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document.

SECTION 1.3                                             Cross-References.  Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

SECTION 1.4                                             Accounting and Financial Determinations.  Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder (including under Section 7.2.3) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with, those generally accepted accounting principles in the United States (“GAAP”) applied in the preparation of the financial statements referred to in Section 6.5.

ARTICLE II
THE FACILITY AND BORROWING PROCEDURES

SECTION 2.1                                             Facility.  The Lenders grant to the Borrower a credit facility (the “Facility”) pursuant to which, and upon the terms and subject to the conditions herein set out and provided that no Default or Event of Default has occurred and is continuing from time to time on any Business Day, each Lender severally agrees (a) to make Revolving Loans in U.S. Dollars to the Borrower equal to such Lender’s Percentage of the aggregate amount of Revolving Loans requested by the Borrower to be made on such day and (b) to participate in Letters of Credit in an amount equal to such Lender’s Percentage of the Total LC Commitment.

SECTION 2.1.1                                   Revolving Loans.  From time to time during the Availability Period, each Lender shall make Revolving Loans under this Section to the Borrower in an aggregate principal amount at any one time outstanding up to but not exceeding such Lender’s Commitment; provided, however, that at no time shall the aggregate amount of the Revolving Credit Exposure of such Lender exceed the Lender’s Commitment.  Subject to the conditions herein, any such Revolving Loan repaid prior to the Maturity Date may be reborrowed pursuant to the terms of this Agreement.

SECTION 2.1.2                                   Availability of Facility.  No Lender shall be permitted or required to make (a) any Loan if, after giving effect thereto, the aggregate amount of the Revolving Credit Exposures of all Lenders would exceed the Total Commitment, or (b) any Loan if, after giving effect thereto, the aggregate amount of the Revolving Credit Exposure of such Lender would exceed the Lender’s Commitment.

SECTION 2.2                                             Mandatory Reductions of Commitments.  The Commitment of each Lender shall be reduced automatically to zero ($0) on the Maturity Date applicable to such Lender.

SECTION 2.3                                             Voluntary Reduction of Commitments.  The Borrower may, from time to time on any Business Day occurring after the Effective Date, voluntarily reduce the Total Commitment; provided, however, that all such reductions shall require at least three Business Days’ prior notice to the Administrative Agent and be permanent, and any partial reduction of the Total Commitment shall be in a minimum amount of $10,000,000 and in an integral multiple of $1,000,000; and provided further that the Borrower shall not reduce the Total Commitment if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.1, the aggregate amount of the Revolving Credit Exposures of all Lenders will exceed the Total Commitment.

SECTION 2.4                                             Base Rate Loans; Eurodollar Loans.  Subject to the terms and conditions set forth in Article V, each Revolving Loan shall be either a Eurodollar Loan or a Base Rate Loan as the Borrower may request, it being understood that Revolving Loans made to the Borrower on any date may be either Eurodollar Loans or Base Rate Loans or a combination thereof.  As to any Eurodollar Loan, each Lender may, if it so elects, fulfill its commitment to make such Eurodollar Loan by causing its Eurodollar Office to make such Eurodollar Loan; provided, however, that in such event the obligation of the Borrower to repay such Eurodollar Loan nevertheless shall be to such Lender and shall be deemed to be held by such Lender for the account of such Eurodollar Office.

SECTION 2.5                                             Borrowing Procedures for Loans.  The Borrower shall give the Administrative Agent prior written (including facsimile or portable document format (.pdf)) notice pursuant to a Borrowing Request of each proposed Borrowing or continuation, and as to whether such Borrowing or continuation is to be of Base Rate Loans or Eurodollar Loans, as follows:

SECTION 2.5.1                                   Base Rate Loans.  The Administrative Agent shall receive written (including facsimile or portable document format (.pdf)) notice from the Borrower on or before 11:00 a.m. Central time on the date of the proposed Borrowing of a Base Rate Loan (including any such notice of the Borrowing of a Base Rate Loan to finance the reimbursement of an LC Disbursement as contemplated by Section 2.11(e)) and the amount of such Borrowing (which shall be in a minimum amount of $3,000,000 and an integral multiple of $1,000,000 unless such Borrowing is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.11(e)), and the Administrative Agent shall advise each Lender thereof promptly thereafter.  Not later than 2:00 p.m., Central time, on the date specified in such notice for such Borrowing, each Lender shall provide to the Administrative Agent by wire transfer, same day or immediately available funds covering such Lender’s Percentage of the requested Base Rate Loan.  Upon fulfillment of the applicable conditions set forth in Article V with respect to such Base Rate Loan, the Administrative Agent shall make available to the Borrower the proceeds of each Base Rate Loan (to the extent received from the Lenders) by wire transfer of such proceeds to such account(s) as the Borrower shall have specified in the Borrowing Request.

SECTION 2.5.2                                   Eurodollar Loans.  The Administrative Agent shall receive written (including facsimile or portable document format (.pdf)) notice pursuant to a Borrowing Request from the Borrower on or before 2:00 p.m. Central time, at least three (3) Business Days prior to the date requested for each proposed Borrowing or continuation of a Eurodollar Loan, of the date of such Borrowing or continuation, as the case may be, the amount of such Borrowing or continuation, as the case may be (which shall be in a minimum amount of $5,000,000 and an integral multiple of $1,000,000), and the duration of the initial Eurodollar Interest Period with respect thereto, and the Administrative Agent shall advise each Lender thereof promptly thereafter.  Not later than 10:00 a.m., Central time, on the date specified in such notice for such Borrowing, each Lender shall provide to the Administrative Agent by wire transfer, same day or immediately available funds covering such Lender’s Percentage of the requested Eurodollar Loan.  Upon fulfillment of the applicable conditions set forth in Article V with respect to such Eurodollar Loan, the Administrative Agent shall make available to the Borrower the proceeds of each Eurodollar Loan (to the extent received from the Lenders) by wire transfer of such proceeds to such account(s) as the Borrower shall have specified in the Borrowing Request.

SECTION 2.6                                             Continuation and Conversion Elections.  By delivering a Continuation/Conversion Notice to the Administrative Agent on or before 2:00 p.m., Central time, on a Business Day, the Borrower may from time to time irrevocably elect, on not less than three (3) nor more than five (5) Business Days’ notice that all, or any portion in an aggregate minimum amount of $5,000,000 and an integral multiple of $1,000,000 of any Borrowings be, (a) in the case of Base Rate Loans, converted into Eurodollar Loans, or (b) in the case of Eurodollar Loans, be converted into a Base Rate Loan or continued as a Eurodollar Loan of such Type (in the absence of delivery of a Continuation/Conversion Notice with respect to any Eurodollar Loan at least three (3) Business Days before the last day of the then current Interest Period with respect thereto, such Eurodollar Loan shall, on such last day, automatically convert to a Base Rate Loan); provided, however, that (i) each such conversion or continuation shall be pro rated among the applicable outstanding Loans of all Lenders, and (ii) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, Eurodollar Loans when any Event of Default has occurred and is continuing.

SECTION 2.7                                             Funding.  Each Lender may, if it so elects, fulfill its obligation to make, continue or convert Eurodollar Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such Eurodollar Loan; provided, however, that such Eurodollar Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such Eurodollar Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility.  In addition, the Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Sections 4.1, 4.2, 4.3 or 4.4, it shall be conclusively assumed that each Lender elected to fund all Eurodollar Loans by purchasing Dollar deposits in its Eurodollar Office’s interbank eurodollar market.

SECTION 2.8                                             Repayment of Loans; Evidence of Debt.

(a)                                 The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)                                  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and the Interest Period applicable thereto, if any, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)                                 The entries made in the accounts maintained pursuant to paragraph (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)                                  Any Lender may request that Loans made by it be evidenced by a Note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns).  Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.10.1) be represented by one or more Notes in such form payable to the payee named therein (or, if such Note is a registered note, to such payee and its registered assigns).

SECTION 2.9                                             Increase in Commitments.

(a)                                 Subject to the terms and conditions set forth herein, the Borrower shall have the right, with the consent of the Administrative Agent and the Issuing Banks (such consent not to be unreasonably withheld or delayed), to cause from time to time an increase in the total amount of the Commitments (a “Commitment Increase”) by adding to this Agreement one or more additional financial institutions that are not already Lenders hereunder and that are reasonably satisfactory to the Administrative Agent and the Issuing Banks (each a “CI Lender”) or by allowing one or more existing Lenders to increase their respective Commitments; provided, however, that (i) no Event of Default shall have occurred which is continuing, (ii) no such Commitment Increase shall cause the total amount of the Commitments to exceed $1,250,000,000, (iii) no Lender’s Commitment shall be increased without such Lender’s prior written consent (which consent may be given or withheld in such Lender’s sole and absolute discretion) and (iv) if, on the effective date of such increase, any Loans have been funded, then the Borrower shall be obligated to pay any breakage fees or costs in connection with the reallocation of such outstanding Loans in accordance with Section 2.9(c).

(b)                                 Any Commitment Increase must be requested by written notice from the Borrower to the Administrative Agent (a “Notice of Commitment Increase”) in the form of Exhibit 2.9 hereto.  The Administrative Agent shall give prompt notice to each Issuing Bank of its receipt of a Notice of Commitment Increase.  Once the Notice of Commitment Increase is fully-executed, such notice and such Commitment Increase shall be effective on the proposed effective date set forth in such notice or on another date agreed to by the Administrative Agent and the Borrower (such date referred to as the “Commitment Increase Effective Date”).

(c)                                  On each Commitment Increase Effective Date, to the extent that there are Loans outstanding as of such date, (i) each CI Lender shall, by wire transfer of immediately available funds, deliver to the Administrative Agent such CI Lender’s New Funds Amount, which amount, for each such CI Lender, shall constitute Loans made by such CI Lender to the Borrower pursuant to this Agreement on such Commitment Increase Effective Date, (ii) the Administrative Agent shall, by wire transfer of immediately available funds, pay to each then Reducing Percentage Lender its Reduction Amount, which amount, for each such Reducing Percentage Lender, shall constitute a prepayment by the Borrower pursuant to Section 2.3, ratably in accordance with the respective principal amounts thereof, of the principal amounts of all then outstanding Loans of such Reducing Percentage Lender, and (iii) the Borrower shall be responsible to pay to each Lender any breakage fees or costs in connection with the reallocation of any outstanding Loans.

(d)                                 For purposes of this Section, the following defined terms shall have the following meanings:  (1) “New Funds Amount” means the amount equal to the product of a Lender’s increased Commitment or a CI Lender’s Commitment (as applicable) represented as a percentage of the total amount of the Commitments after giving effect to the Commitment Increase, times the aggregate principal amount of the outstanding Loans immediately prior to giving effect to the Commitment Increase, if any, as of a Commitment Increase Effective Date (without regard to any increase in the aggregate principal amount of Loans as a result of borrowings made after giving effect to the Commitment Increase on such Commitment Increase Effective Date); (2) “Reducing Percentage Lender” means each then existing Lender immediately prior to giving effect to the Commitment Increase that does not increase its respective Commitment as a result of the Commitment Increase and whose relative percentage of the total amount of the Commitments shall be reduced after giving effect to such Commitment Increase; and (3) “Reduction Amount” means the amount by which a Reducing Percentage Lender’s outstanding Loans decrease as of a Commitment Increase Effective Date (without regard to the effect of any borrowings made on such Commitment Increase Effective Date after giving effect to the Commitment Increase).

(e)                                  Each Commitment Increase shall become effective on its Commitment Increase Effective Date and upon such effectiveness (i) the Administrative Agent shall record in its records the CI Lender’s information as provided in the Notice of Commitment Increase and pursuant to an Administrative Questionnaire in form satisfactory to the Administrative Agent that shall be executed and delivered by each CI Lender to the Administrative Agent on or before the Commitment Increase Effective Date, (ii) Schedule I hereof shall be amended and restated to set forth all Lenders (including any CI Lenders) that will be Lenders hereunder after giving effect to such Commitment Increase (which shall be set forth in Annex I to the applicable Notice of Commitment Increase) and the Administrative Agent shall distribute to each Lender (including each CI Lender) a copy of such amended and restated Schedule I, and (iii) each CI Lender identified on the Notice of Commitment Increase for such Commitment Increase shall be a “Lender” for all purposes under this Agreement.

SECTION 2.10                                      Extension of Maturity Date.

(a)                                 Not earlier than 90 days prior to, nor later than 30 days prior to, October 16, 2020 and, if extended as provided in this Section 2.10, October 16, 2021, the Borrower may, upon notice to the Administrative Agent (who shall promptly notify the Lenders), request a one-year extension of the Maturity Date then in effect (“Extension Request”).  Within 15 days of delivery of such Extension Request, each Lender shall notify the Administrative Agent and the Borrower whether or not it consents to such Extension Request (which consent may be given or withheld in such Lender’s sole and absolute discretion).  Any Lender not responding within the above specified time period shall be deemed not to have consented to such Extension Request.  The Administrative Agent shall promptly notify the Borrower and the Lenders of the Lenders’ responses.

(b)                                 The Maturity Date shall be extended only if the Required Lenders (calculated excluding any Defaulting Lender and prior to giving effect to any replacements of Lenders permitted herein) (the “Consenting Lenders”) have consented to the Extension Request.  For each such Extension Request, if so approved, (i) the Maturity Date, as to Consenting Lenders, shall be extended to the same date in the following year after giving effect to any prior extensions (such existing Maturity Date being the “Extension Effective Date”), and (ii) the Maturity Date, as to any Lender which did not consent or which was deemed not to have consented (a “Non-Consenting Lender”), shall remain the Maturity Date in effect for such Non-Consenting Lender prior to the Extension Effective Date.  Non-Consenting Lenders shall remain Lenders until the Maturity Date applicable to such Lender, at which time (and irrespective of the pro rata requirements under Sections 4.8 and 4.9 hereof) the Borrower shall repay all Loans owing to such Lender and such Lender’s Commitment shall be reduced to zero ($0) in accordance with Section 2.2.  The Administrative Agent and the Borrower shall promptly confirm to the Lenders such extension of the Maturity Date, specifying the date of such confirmation (the “Extension Confirmation Date”), the Extension Effective Date, and the extended Maturity Date with respect to the Consenting Lenders.  As a condition precedent to such extension, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Extension Confirmation Date signed by an Authorized Officer of the Borrower certifying that, (i) before and after giving effect to such extension, the representations and warranties contained in Article VI made by it are true and correct on and as of the Extension Confirmation Date, except to the extent that such representations and warranties specifically refer to an earlier date, (ii) before and after giving effect to such extension no Default exists or will exist as of the Extension Confirmation Date, and (iii) no Material Adverse Effect has occurred through the Extension Confirmation Date.

SECTION 2.11                                      Letters of Credit.

(a)                                 General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account or for the account of any of its Subsidiaries, in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period; provided that no Letter of Credit shall be issued if (i) the aggregate LC Exposure would exceed the Total LC Commitment, (ii) the total Revolving Credit Exposures would exceed the Total Commitment or (iii) the LC Exposure of any Issuing Bank would exceed the LC Commitment of such Issuing Bank.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)                                 Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or facsimile or transmit by portable document format (.pdf) (or other electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to such Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension the aggregate amount of the Revolving Credit Exposures of all Lenders shall not exceed the Total Commitment.  Each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 5.2.1.

(c)                                  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit, provided that any Letter of Credit may provide for the renewal thereof for additional one year periods (which shall in no event extend beyond the date referred to in clause (ii) hereof) and (ii) the date that is five Business Days prior to the then effective Maturity Date.

(d)                                 Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                                  Reimbursement.  If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 1:00 pm, Central time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Central time, on such date, or, not later than 1:00 pm, Central time, on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of such LC Disbursement; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.5.1 that such payment be financed with a Base Rate Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Percentage of the payment then due from the Borrower, in the same manner as provided with respect to Revolving Loans made by such Lender, and the Administrative Agent shall promptly pay to such Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to such Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse such Issuing Bank for any LC Disbursement (other than the funding of Base Rate Loans pursuant to Section 2.5.1 as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)                                   Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)                                  Disbursement Procedures.  The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile or portable document format (.pdf) or other electronic communication) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)                                 Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 3.2.2 shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)                                     Removal of an Issuing Bank.  Any Issuing Bank may be removed or replaced at any time by written agreement among the Borrower, the Administrative Agent and the successor Issuing Bank, if any.  The Administrative Agent shall notify the Lenders of any such removal or replacement of an Issuing Bank.  At the time any such removal or replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the removed or replaced Issuing Bank pursuant to Section 3.3.3.  If such Issuing Bank is replaced, from and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the removal or replacement of an Issuing Bank hereunder, the removed or replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such removal or replacement, but shall not be required to issue additional Letters of Credit.

(j)                                    Cash Collateralization.  If the Obligations have become immediately due and payable pursuant to Article VIII, on the Business Day that the Borrower receives notice from the Administrative Agent (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall Cash Collateralize the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to Cash Collateralize such amounts shall become effective immediately, and such Cash Collateral shall become immediately due and payable, without demand or other notice of any kind, upon the Obligations having become immediately due and payable as a result of an Event of Default with respect to the Borrower described in Section 8.1.9.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account for purposes described in this Section 2.11. Other than any interest earned on the investment of Cash Collateral, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits of Cash Collateral shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Cash Collateral shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of the Borrower.

SECTION 2.12                                      Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                                 Commitment fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 3.3.1 and the Defaulting Lender shall forfeit any right to Letter of Credit Fees pursuant to Section 3.3.2;

(b)                                 the Commitment of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.1), provided that any waiver, amendment or modification that (x) reduces the amount of principal of or the rate at which interest is payable on the Loans of such Defaulting Lender, (y) increases the Defaulting Lender’s Commitment or (z) extends the dates fixed for payments of principal or interest on the Loans of such Defaulting Lender shall require the approval or consent of such Defaulting Lender;

(c)                                  if any LC Exposure exist at the time a Lender becomes a Defaulting Lender then:

(i)                                     all or any part of such LC Exposure shall be reallocated ratably among the non-Defaulting Lenders in accordance with their respective Commitment Percentages (determined without regard to such Defaulting Lender’s Commitment Percentage) and this obligation to reallocate shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to reallocation that any non-Defaulting Lender may have or have had against an Issuing Bank, the Borrower or any other Lender (including the Defaulting Lender); provided that such LC Exposure shall be reallocated among the non-Defaulting Lenders only to the extent that (x) the sum of all non-Defaulting Lenders’ Loans and all non-Defaulting Lenders’ LC Exposure plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments, (y) the sum of each non-Defaulting Lender’s Loans and such non-Defaulting Lender’s LC Exposure plus its reallocated share of such Defaulting Lender’s LC Exposure does not exceed such non-Defaulting Lender’s Commitment and (z) the conditions set forth in Section 5.2 are satisfied at such time;

(ii)                                  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within one Business Day following notice by the Administrative Agent, Cash Collateralize such Defaulting Lender’s LC Exposure (determined after giving effect to any partial reallocation pursuant to clause (i) above and any Cash Collateral provided by such Defaulting Lender) in accordance with procedures set forth in Section 2.11(j) for so long as such LC Exposure are outstanding;

(iii)                               to the extent that the Borrower Cash Collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 2.12(c), the Borrower shall not be required to pay any fees pursuant to Section 3.3.2 with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is Cash Collateralized;

(iv)                              to the extent that the LC Exposure of the non-Defaulting Lenders are reallocated pursuant to this Section 2.12(c), the fees payable to the Lenders pursuant to Section 3.3.2 shall be adjusted in accordance with such non-Defaulting Lenders’ Commitment Percentages of the reallocated LC Exposure; and

(v)                                 to the extent that any Defaulting Lender’s LC Exposure is neither Cash Collateralized nor reallocated pursuant to Section 2.12(c), then, without prejudice to any rights or remedies of an Issuing Bank or any Lender hereunder, the portion of Letter of Credit fees payable under Section 3.3.2 corresponding to such Defaulting Lender’s LC Exposure that are neither so Cash Collateralized nor reallocated shall be payable to the Issuing Banks ratably in accordance with their respective undrawn amounts of Letters of Credit issued and unreimbursed LC Exposure until such LC Exposures are Cash Collateralized and/or reallocated;

(d)                                 so long as any Lender is a Defaulting Lender, an Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless that Issuing Bank is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or Cash Collateral that will be provided by the Borrower in accordance with Section 2.12(c), or such Defaulting Lender and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.12(c)(i) (and Defaulting Lenders shall not participate therein); and

(e)                                  any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender) shall, to the extent permitted by applicable law, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; (ii) second, to the payment of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder, (iii) third, to the funding of any Loan or the funding or Cash Collateralization of any participating interest in any

Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, (iv) fourth, if so determined by the Administrative Agent and the Borrower, held in such account as Cash Collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vi) sixth, so long as no Event of Default then exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vii) seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of Letter of Credit Disbursements of which a Defaulting Lender has not funded its participation obligations and (y) made at a time when the conditions set forth in Section 5.2.1 are satisfied or waived, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursements obligations owed to, any Defaulting Lender.

(f)                                   In the event that the Administrative Agent, the Borrower and an Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as necessary in order for such Lender to hold such Loans in accordance with its Commitment Percentage; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III
REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

SECTION 3.1                                             Repayments and Prepayments.  The Borrower shall repay in full the unpaid principal amount of each Loan on the Maturity Date.  Prior thereto, the Borrower:

(a)                                 may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Loans; provided, however, that (i) any such prepayment shall be applied to the Lenders among Loans having the same Type and, if applicable, having the same Interest Period; (ii) all such voluntary prepayments of Eurodollar Loans shall require at least three Business Days’ prior written notice to the Administrative Agent; (iii) all such voluntary prepayments of Base Rate Loans shall be permitted on the same day as written notice is received by the Administrative Agent; and (iv) except in the case of a prepayment pursuant to Section 3.1(c), all such voluntary partial prepayments shall be in an minimum amount of $3,000,000 and an integral multiple of $1,000,000;

(b)                                 shall, immediately upon any acceleration of the Maturity Date pursuant to Section 8.2 or Section 8.3, repay all Loans unless, pursuant to Section 8.3, only a portion of all Loans is so accelerated; and

(c)                                  at any time when the aggregate amount of the Revolving Credit Exposures of all Lenders exceeds the Total Commitment then in effect, shall (i) first, immediately prepay outstanding Loans in an amount equal to the lesser of such excess and the outstanding principal balance of Loans and (ii) second, if after giving effect to the prepayment required in clause (i) above, the aggregate amount of the Revolving Credit Exposures of all Lenders still exceeds the Total Commitment then in effect, immediately Cash Collateralize such Revolving Credit Exposure in conformity with Section 2.11(j) in an amount equal to such remaining excess.

Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4.  No voluntary prepayment of principal of any Loans shall cause a reduction in the Commitments or the Total Commitment.

SECTION 3.2                                             Interest Provisions.  Interest on the outstanding principal amount of Loans shall accrue and be payable in accordance with this Section 3.2.

SECTION 3.2.1                                   Rates.  Pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, the Borrower may elect that Loans comprising a Borrowing accrue interest at a rate per annum: (a) on that portion maintained from time to time as a Base Rate Loan, equal to the Base Rate plus the Applicable Margin for Base Rate Loans, if any, from time to time in effect; and (b) on that portion maintained as a Eurodollar Loan, during each Interest Period applicable thereto, equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin for Eurodollar Loans.  All Eurodollar Borrowings shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Borrowing.

SECTION 3.2.2                                   Post-Maturity Rates.  While any Event of Default is continuing, at the option of the Required Lenders, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on all outstanding Obligations at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans, if any, plus the Default Margin; provided, however, notwithstanding the foregoing, that interest for a Eurodollar Loan shall accrue for the then effective Interest Period at a rate per annum equal to the Eurodollar Rate currently applicable to such Eurodollar Loan plus the Default Margin.

SECTION 3.2.3                                   Payment Dates.  Interest accrued on each Borrowing shall be payable, without duplication, on the following dates (each a “Payment Date”): (a) on the Maturity Date; (b)  with respect to Base Rate Loans, on each Quarterly Payment Date occurring after the Effective Date; and (c) with respect to Eurodollar Borrowings, on the last day of the applicable Interest Period (and, if such Interest Period shall exceed three months, every three months from the first day of such Interest Period) and, in the event of any repayment or prepayment of a Eurodollar Borrowing prior to the last day of the applicable Interest Period, accrued interest on the principal amount repaid or prepaid to but not including the date of such repayment or prepayment, shall be payable on the date thereof.

SECTION 3.3                                             Fees.  The Borrower agrees to pay the fees set forth in this Section 3.3.  All such fees shall be non-refundable.

SECTION 3.3.1                                   Commitment Fees.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee in an amount equal to the product of the Applicable Commitment Fee Rate times the daily average unused amount of such Lender’s Commitment during the period from and including the Effective Date to but excluding the date on which such Lender’s Commitment terminates.  Accrued commitment fees shall be payable in arrears on each Quarterly Payment Date thereafter and on the Maturity Date.

SECTION 3.3.2                                   Letter of Credit Fees.  The Borrower agrees to pay, quarterly in arrears (i) to the Administrative Agent for the account of each Lender a participation fee with respect to such Lender’s participations in Letters of Credit, which shall accrue at the same Applicable Margin then in effect used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure attributable to Letters of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements) for such quarter during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure; and (ii) to each Issuing Bank a fronting fee to be agreed with such Issuing Bank (but in any event not to exceed .20% per annum) which fronting fee shall accrue on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) applicable to such Issuing Bank for such quarter during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3) Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 3.4                                             Payments to Administrative Agent.  The Borrower shall make all payments to the Administrative Agent by wire transfer of same day or immediately available funds.

ARTICLE IV
CERTAIN EURODOLLAR AND OTHER PROVISIONS

SECTION 4.1                                             Eurodollar Lending Unlawful.  If any Lender shall determine (which determination shall, upon notice thereof to the Borrower and the Lenders, be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender to make, continue or maintain any Borrowing as, or to convert any Borrowing into, a Eurodollar Borrowing, the obligations of such Lender to make, continue, maintain or convert any such Borrowings shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all Eurodollar Borrowings of such Lender shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion; provided, however, that the obligation of such Lender to make, continue, maintain or convert any such Eurodollar Borrowings shall remain unaffected if such Lender can designate a different Eurodollar Office for the making, continuance, maintenance or conversion of Eurodollar Borrowings and such designation will not, in the sole discretion of such Lender, be otherwise disadvantageous to such Lender.

SECTION 4.2                                             Deposits Unavailable or Eurodollar Interest Rate Unascertainable.  If the Administrative Agent shall have determined that, by reason of circumstances affecting the Administrative Agent’s relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to Eurodollar Borrowings, then, upon notice from the Administrative Agent to the Borrower and the Lenders, the obligations of all Lenders under Section 2.5.2 and Section 2.6 to make or continue any Borrowings as, or to convert any Borrowings into, Eurodollar Borrowings shall forthwith be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 4.3                                             Increased Eurodollar Borrowing Costs, etc.  The Borrower agrees to reimburse each Lender and Issuing Bank for any increase in the cost to such Lender or Issuing Bank of, or any reduction in the amount of any sum receivable by such Lender or Issuing Bank in respect of, making, continuing or maintaining (or of its obligation to make, continue or maintain) any Borrowings as, or of converting (or of its obligation to convert) any Borrowings into, Eurodollar Borrowings or participating in, issuing or maintaining any Letter of Credit.  Such Lender or Issuing Bank shall promptly notify the Administrative Agent and the Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate such Lender or Issuing Bank for such increased cost or reduced amount; provided, however, that such Lender or Issuing Bank shall designate a different Eurodollar Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole discretion of such Lender or Issuing Bank, be otherwise disadvantageous to such Lender.  Such additional amounts shall be payable by the Borrower directly to such Lender or Issuing Bank within fifteen days of Borrower’s receipt of such notice, and such notice shall be rebuttable presumptive evidence of the amount payable by the Borrower.

SECTION 4.4                                             Funding Losses.  In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Borrowing as, or to convert any portion of the principal amount of any Borrowing into, a Eurodollar Borrowing) as a result of (a) any conversion or repayment or prepayment of the principal amount of any Eurodollar Borrowings on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3.1 or otherwise, (b) any Borrowings not being made as Eurodollar Borrowings in accordance with the Borrowing Request therefor, (c) any Borrowings not being continued as, or converted into, Eurodollar Borrowings in accordance with the Continuation/Conversion Notice, or (d) the assignment of any Eurodollar Borrowing other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 4.10, then, upon the written notice of such Lender to the Borrower (with a copy to the Administrative Agent), the Borrower shall, within fifteen days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense.  Such written notice (which shall include calculations in reasonable detail and supporting documentation) shall be rebuttable presumptive evidence of the amount payable by the Borrower.

SECTION 4.5                                             Increased Capital Costs.  If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the liquidity or the amount of capital required or expected to be maintained by any Lender or any Issuing Bank or any Person controlling such party, and such Lender or Issuing Bank determines (in its sole discretion) that the rate of return on its or such controlling Person’s capital as a consequence of its Commitments or the Borrowings made by such Lender or Issuing Bank is reduced to a level below that which such Lender or Issuing Bank or such controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by such Lender or Issuing Bank to the Borrower, the Borrower shall pay directly to such Lender or Issuing Bank, within fifteen days, additional amounts sufficient to compensate such Lender or Issuing Bank or such controlling Person for such reduction in rate of return; provided, however, that such Lender or Issuing Bank shall designate a different Domestic or Eurodollar Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole discretion of such Lender or Issuing Bank, be otherwise disadvantageous to such Lender or Issuing Bank.  A statement of such Lender or Issuing Bank as to any such additional amount or amounts (including calculations thereof in reasonable detail and supporting documentation) shall be rebuttable presumptive evidence of the amount payable by the Borrower.  In determining such amount, such Lender or Issuing Bank may use any reasonable method of averaging and attribution that it (in its sole discretion) shall deem applicable.  For the purposes of this Section 4.5, the Dodd Frank Wall Street Reform and Consumer Protection Act, Basel III and all rules, regulations, orders, requests, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities in connection therewith are deemed to have been adopted and gone into effect after the date of this Agreement.  Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 4.5 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section 4.5 for any increased costs incurred or reductions suffered more than 90 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the change in law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 90 day period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 4.6                                             Taxes.

SECTION 4.6.1                                   All payments by the Borrower of principal of, and interest on, the Borrowings and all other amounts payable hereunder shall be made free and clear of and without deduction for any Taxes.  In the event that any withholding or deduction from any payment to be made by or on account of any obligation of the Borrower under any Loan Document is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will, within fifteen days (a) pay directly to the relevant authority the full amount required to be so withheld or deducted; (b) forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such authority; and (c) to the extent that the withholding or deduction is made on account of Indemnified Taxes, pay to the Administrative Agent for the account of each applicable Lender or Issuing Bank such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender and Issuing Bank will equal the full amount such Lender or Issuing Bank would have received had no such withholding or deduction been required.  A statement of such Lender or Issuing Bank as to any such amount or amounts (including calculations, in reasonable detail, showing how such Lender or Issuing Bank computed such amount or amounts) shall be promptly furnished by such Lender or Issuing Bank to the Borrower and shall be rebuttable presumptive evidence of such amount or amounts.

SECTION 4.6.2                                   If any Indemnified Taxes are directly asserted against the Administrative Agent, any Lender or any Issuing Bank with respect to any payment received by the Administrative Agent, such Lender or such Issuing Bank hereunder, the Administrative Agent, such Lender or such Issuing Bank may pay such Indemnified Taxes and the Borrower will promptly pay such additional amounts (including any penalties, interest or expenses) as is necessary in order that the net amount received by such person after the payment of such Indemnified Taxes (including any Taxes on such additional amount) shall equal the amount such person would have received had not such Taxes been asserted; provided that the Borrower will not be obligated to pay such additional amounts to the Administrative Agent, such Lender or such Issuing Bank to the extent that such additional amounts shall have been incurred as a consequence of the Administrative Agent’s, such Lender’s, or such Issuing Bank’s gross negligence or willful misconduct, as the case may be.

SECTION 4.6.3                                   If the Borrower fails to pay any Indemnified Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent, for the account of the respective Lenders or Issuing Banks, the required receipts or other required documentary evidence, the Borrower shall indemnify such Lenders and Issuing Banks for any incremental Indemnified Taxes, interest or penalties that may become payable by any Lender or

Issuing Bank as a result of any such failure.  For purposes of this Section, a distribution hereunder by the Administrative Agent, any Lender or any Issuing Bank to or for the account of any Lender or Issuing Bank shall be deemed a payment by the Borrower.

SECTION 4.6.4                                   (a) Each Lender that is organized under the laws of a jurisdiction other than the United States shall, prior to the due date of any payments of the Loans under this Agreement, execute and deliver to the Borrower and the Administrative Agent, on or about the first scheduled Payment Date in each Fiscal Year and as otherwise reasonably requested by the Borrower or the Administrative Agent, one or more (as the Borrower or the Administrative Agent may reasonably request) executed originals of United States Internal Revenue Service Form W-8BEN, Form W-8BEN-E, Form W-8IMY (with documentation of the direct and indirect beneficial owners of such entity attached thereto) or Form W-8 ECI or such other forms or documents (or successor forms or documents), appropriately completed, as may be applicable to establish the extent, if any, to which a payment to such Lender is exempt from withholding or deduction of Taxes, and shall (but only so long as such Lender remains lawfully able to do so) deliver to the Borrower and the Administrative Agent additional copies of such forms on or before the date that such forms expire or become obsolete or after the occurrence of an event requiring a change in the most recent form so delivered by it and such amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent, in each case certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or fees or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States.  If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States withholding tax rate in excess of zero, withholding tax at such rate shall be considered an “Excluded Tax”.  For any period with respect to which a Lender has failed to provide the Borrower and the Administrative Agent with the forms required pursuant to this paragraph, if any (other than if such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under this Section with respect to Indemnified Taxes imposed by the United States which Indemnified Taxes would not have been imposed but for such failure to provide such form.

(b)                                 If any Lender or the Administrative Agent is a U.S. Person, such Lender or Administrative Agent shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of United States Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

SECTION 4.6.5                                   If the Borrower is required to pay additional amounts to or for the account of any Lender or Issuing Bank pursuant to this Section 4.6, then such Lender or Issuing Bank will change the jurisdiction of its applicable Eurodollar or Domestic Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the sole discretion of such Lender or Issuing Bank, is not otherwise disadvantageous to such Lender or Issuing Bank.  No Lender or Issuing Bank shall be entitled to receive any greater payment under this Section as a result of the designation by such Lender or

Issuing Bank of a different applicable Eurodollar or Domestic Office after the date hereof, unless such designation is made with the Borrower’s prior written consent or by reason of the provisions of Sections 4.1, 4.3 or 4.5 requiring such Lender or Issuing Bank to designate a different applicable Eurodollar or Domestic Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

SECTION 4.6.6                                   If a payment made to a Lender or Issuing Bank under this Agreement or any other Loan Document would be subject to U.S. federal withholding of Taxes imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Issuing Bank shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by either the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by either the Borrower or the Administrative Agent, as applicable, as may be necessary for either the Borrower or the Administrative Agent, as applicable, to comply with its obligations under FATCA, to determine that such Lender or Issuing Bank has complied with such Lender’s or Issuing Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 4.6.6, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

SECTION 4.6.7                                   Each Lender and the Administrative Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

SECTION 4.6.8                                   If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.6, it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.6 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 4.6.8 (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority.  This Section 4.6.8 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

SECTION 4.6.9           To the extent not indemnified pursuant to Section 4.6.1 or Section 4.6.2, the Borrower shall timely pay to the relevant authority, in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

SECTION 4.7                     Special Fees in Respect of Reserve Requirements.  With respect to Eurodollar Borrowings, the Borrower agrees to pay to each Lender on appropriate Payment Dates, as additional interest, such amounts as will compensate such Lender for any cost to such Lender, from time to time, of any reserve, special deposit, special assessment or similar capital requirements against assets of, deposits with or for the account of, or credit extended by, such Lender which are imposed on, or deemed applicable by, such Lender, from time to time, under or pursuant to (a) any Law, treaty, regulation or directive now or hereafter in effect (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System but excluding any reserve requirement included in the definition of Eurodollar Rate in Section 1.1), (b) any interpretation or application thereof by any governmental authority, agency or instrumentality charged with the administration thereof or by any court, central bank or other fiscal, monetary or other authority having jurisdiction over the Eurodollar Borrowings or the office of such Lender where its Eurodollar Borrowings are lodged, or (c) any requirement imposed or requested by any court, governmental authority, agency or instrumentality or central bank, fiscal, monetary or other authority, whether or not having the force of law.  A written notice as to the amount of any such cost or any change therein (including calculations, in reasonable detail, showing how such Lender computed such cost or change) shall be promptly furnished by such Lender to the Borrower and shall be rebuttable presumptive evidence of such cost or change.  The Borrower will not be responsible for paying any amounts pursuant to this Section accruing prior to 90 days prior to the receipt by the Borrower of the written notice referred to in the preceding sentence.  Within fifteen (15) days after such certificate is furnished to the Borrower, the Borrower will pay directly to such Lender such additional amount or amounts as will compensate such Lender for such cost or change.

SECTION 4.8                     Payments, Computations, etc. Unless otherwise expressly provided, all payments by the Borrower pursuant to this Agreement or any other Loan Document shall be made by the Borrower to the Administrative Agent for the pro rata account of the Lenders entitled to receive such payment.  All such payments required to be made to the Administrative Agent shall be made, without setoff, deduction or counterclaim, not later than 1:00 p.m., Central time, on the date due, in same day or immediately available funds, to such account as the Administrative Agent shall specify from time to time by notice to the Borrower.  Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day.  The Administrative Agent shall promptly remit in same day funds to each Lender its share, if any, of such payments received by the Administrative Agent for the account of such Lender.  All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on a Base Rate Loan, 365 days or, if appropriate, 366 days).  Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by clause (b) of the definition of the term “Interest Period” with respect to Eurodollar Loans) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

SECTION 4.9                     Sharing of Payments.  If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Sections 2.9(c), 2.10(b), 4.1, 4.3, 4.4, 4.5 and 10.4) or participation in LC Disbursements in excess of its pro rata share of payments then or therewith obtained by all Lenders, such Lender shall purchase from the other Lenders such participations in Revolving Loans and participations in LC Disbursements made by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender’s ratable share (according to the proportion of (a) the amount of such selling Lender’s required repayment to the purchasing Lender to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.  If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set off to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

SECTION 4.10              Replacement of Lender on Account of Increased Costs, Eurodollar Lending Unlawful, Reserve Requirements, Taxes, Certain Dissents, etc..  If (a) any Lender shall claim the inability to make or maintain Eurodollar Borrowings pursuant to Section 4.1, (b) any Lender is owed increased costs under Section 4.3 or Section 4.5, (c) any payment to any Lender by the Borrower is subject to any withholding tax pursuant to Section 4.6, (d) any Lender is owed any cost or expense pursuant to Section 4.7, (e) any Lender fails to agree to extend the Maturity Date if the Required Lenders have agreed to do so, (f) any Lender is a Defaulting Lender, or (g) in connection with any proposed amendment, modification, waiver or consent with respect to the interest or fees charged under the Agreement requiring consent of each Lender, the consent of the Required Lenders shall have been obtained, but the consent of one or more of the other Lenders whose consent is required shall not have been obtained, then the Borrower shall have the right, if no Event of Default or Default then exists, to replace such Lender with another bank or financial institution provided that (i) if it is not a Lender or an Affiliate thereof, such bank or financial institution shall be reasonably acceptable to the Administrative Agent and the Issuing Banks and (ii) such bank or financial institution shall unconditionally purchase, in accordance with Section 10.10 hereof, all of such Lender’s rights and obligations under this Agreement and the other Loan Documents and the appropriate pro rata share of such Lender’s Loans, LC Exposure, without recourse or expense to, or warranty by, such Lender being replaced for a purchase price equal to the aggregate outstanding principal amount of the Loans payable to such Lender, plus any accrued but unpaid interest on such Loans, plus accrued but unpaid fees in respect of such Lender’s Borrowings and such Lender’s Commitment hereunder to the date of such purchase on a date therein specified.  The Borrower shall be obligated to pay, simultaneously with such purchase and sale, the increased costs, amounts, expenses and taxes under Sections 4.1, 4.2, 4.3, 4.5, 4.6, and 4.7, any amounts payable under Section 4.4 and all other costs, fees and expenses payable to such Lender hereunder and under the Loan Documents, to the date of such purchase as well as all other Obligations due and payable to or for the benefit of such Lender; provided, that if such bank or financial institution fails to purchase such rights and obligations, the Borrower shall continue to be obligated to pay the increased costs, amounts, expenses and taxes under Sections 4.3, 4.5, 4.6, and 4.7 to such Lender.

SECTION 4.11              Maximum Interest.  It is the intention of the parties hereto to conform strictly to applicable usury laws and, anything herein to the contrary notwithstanding, the obligations of the Borrower to the Administrative Agent and each Lender under this Agreement shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to the Administrative Agent or such Lender limiting rates of interest which may be charged or collected by the Administrative Agent or such Lender.  Accordingly, if the transactions contemplated hereby would be usurious under applicable law (including the Federal and state laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable) with respect to the Administrative Agent or a Lender then, in that event, notwithstanding anything to the contrary in this Agreement, it is agreed as follows:  (a) the provisions of this Section shall govern and control; (b) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, charged or received under this Agreement, or under any of the other aforesaid agreements or otherwise in connection with this Agreement by the Administrative Agent or such Lender shall under no circumstances exceed the maximum amount of interest allowed by applicable law (such maximum lawful interest rate, if any, with respect to such Lender herein called the “Highest Lawful Rate”), and any excess shall be credited to the Borrower by the Administrative Agent or such Lender (or, if such consideration shall have been paid in full, such excess refunded to the Borrower); (c) all sums paid, or agreed to be paid, to the Administrative Agent or such Lender for the use, forbearance and detention of the Indebtedness of the Borrower to the Administrative Agent or such Lender hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such Indebtedness until payment in full so that the actual rate of interest is uniform throughout the full term thereof; and (d) if at any time the interest provided pursuant to Section 4.1 together with any other fees payable pursuant to this Agreement and the other Loan Documents and deemed interest under applicable law, exceeds that amount which would have accrued at the Highest Lawful Rate, the amount of interest and any such fees to accrue to the Administrative Agent or such Lender pursuant to this Agreement shall be limited, notwithstanding anything to the contrary in this Agreement to that amount which would have accrued at the Highest Lawful Rate, but any subsequent reductions, as applicable, shall not reduce the interest to accrue to the Administrative Agent or such Lender pursuant to this Agreement below the Highest Lawful Rate until the total amount of interest accrued pursuant to this Agreement and such fees deemed to be interest equals the amount of interest which would have accrued to the Administrative Agent or such Lender if a varying rate per annum equal to the interest provided pursuant to Section 3.2 had at all times been in effect, plus the amount of fees which would have been received but for the effect of this Section.

ARTICLE V
CONDITIONS

SECTION 5.1                     Effective Date.  This Agreement and the obligations of the Lenders to fund the initial Borrowing and of any Issuing Bank to issue Letters of Credit hereunder shall become effective on the date on which each of the conditions precedent set forth in this Section 5.1 are satisfied or waived in writing by the Administrative Agent (with the consent of Required Lenders).

SECTION 5.1.1                                   Loan Documents.  The Administrative Agent shall have received from each party hereto either (a) a counterpart of this Agreement and each other required Loan Document signed on behalf of such party or (b) written evidence satisfactory to the Administrative Agent (which may include facsimile or portable document format (.pdf) or other electronic communication transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and each required Loan Document.  In addition, the Administrative Agent shall have received a Note for each Lender requesting its Loans and Commitments be evidenced by a Note.

SECTION 5.1.2                                   Resolutions, etc.  The Administrative Agent shall have received from the Borrower a certificate, dated the Effective Date, of its Secretary or Assistant Secretary as to (a) resolutions of its Board of Directors then in full force and effect authorizing the execution, delivery and performance of this Agreement and each other Loan Document to be executed by it; and (b) the incumbency and signatures of its Authorized Officers, upon which certificate each Lender may conclusively rely until it shall have received a further certificate of the Secretary of the Borrower canceling or amending such prior certificate.

SECTION 5.1.3                                   Organic Documents, etc.  The Administrative Agent shall have received from the Borrower a certificate, dated the Effective Date, of an Authorized Officer certifying that attached thereto are true, correct and complete copies of the Organic Documents of the Borrower, together with all amendments thereto, and a certificate of good standing or equivalent document as to the Borrower, certified by the appropriate governmental officer in its jurisdiction of incorporation or formation, as well as any other information required by Section 326 of the USA Patriot Act or necessary for the Administrative Agent or any Lender to verify the identity of the Borrower as required by Section 326 of the USA Patriot Act.

SECTION 5.1.4                                   Opinion of Counsel.  The Administrative Agent shall have received favorable opinions, dated the Effective Date and addressed to the Administrative Agent and all Lenders, from (a) the general counsel to the Borrower, substantially in the form of Exhibit 5.1.4(a) hereto, and (b) the Akin Gump Strauss Hauer & Feld LLP, counsel to the Borrower, substantially in the form of Exhibit 5.1.4(b) hereto.

SECTION 5.1.5                                   Closing Fees, Expenses, etc.  The Administrative Agent shall also have received for its own account, or for the account of the Arrangers and each Lender, as the case may be, all fees, costs and expenses due and payable pursuant to Section 10.3, if then invoiced, together with all upfront fees due and payable pursuant to any fee letter or other agreement between the Borrower and the Administrative Agent or any Lender.

SECTION 5.1.6                                   No Material Adverse Change; No Default.  There shall have been no change constituting a Material Adverse Effect in the consolidated financial or operating condition of the Borrower and its consolidated Subsidiaries taken as a whole since June 30, 2015.  As of the Effective Date, no Default or Event of Default shall have then occurred and be continuing.

SECTION 5.1.7                                   Termination of 2011 Credit Agreement.  The Administrative Agent shall also have received (a) a written payoff letter from the administrative agent thereunder in form and substance satisfactory to the Administrative Agent providing for the termination of all commitments and guarantees and payment of all amounts due under that certain Credit Agreement, dated as of July 14, 2011 among the Borrower, the Administrative Agent and others (including, for the avoidance of doubt, each appendix thereto together with all loan documentation relating thereto) upon payment thereof and (b) if applicable, a Borrowing Request providing for Loans in the amount thereof to be paid to the account of such administrative agent.

SECTION 5.1.8                                   Release of Indenture Guarantors.  The Administrative Agent shall have received a copy of the certificate from the Borrower delivered to U.S. Bank National Association evidencing that contemporaneously with the Closing Date, any guarantor, if any, of the senior notes issued (x) under the Indenture dated as of April 5, 2012 by and among the Borrower and U.S. Bank National Association (as amended, supplemented or otherwise modified from time to time, the “2012 Indenture”) and (y) under the Indenture dated as of June 4, 2014 (as amended, supplemented or otherwise modified from time to time, the “2014 Indenture”) shall, in each case, have been released and discharged in full from all of its obligations under its Guarantees (as defined in, as applicable, the 2012 Indenture or the 2014 Indenture).

SECTION 5.1.9                                   Lien Searches.  The Administrative Agent shall have received appropriate UCC search certificates reflecting no prior Liens encumbering the Properties of the Borrower for each of the following jurisdictions:  Delaware and Colorado and any other jurisdiction requested by the Administrative Agent; other than those being assigned or released on or prior to the Closing Date or Liens permitted by Section 7.2.2.

SECTION 5.1.10                            Financial Statements.  The Lenders shall have received audited financial statements of the Borrower for the Fiscal Year ended December 31, 2014 and unaudited financial statements of the Borrower for the Fiscal Quarters ended March 31, 2015 and June 30, 2015.

SECTION 5.1.11                            Consents and Approvals.  All governmental and third party approvals necessary or, in the reasonable opinion of the Administrative Agent, advisable in connection with the financing and transactions contemplated hereby, and the continuing operations of the Borrower and its Subsidiaries shall have been obtained and be in full force and effect.

SECTION 5.1.12                            Notes.  The Administrative Agent shall have received a duly executed Note, payable to each Lender that has requested a Note, in the principal amount of its Commitment and dated as of the date hereof.

SECTION 5.1.13                            KYC.  The Lenders shall have received at least three (3) business days prior to the Closing Date, to the extent requested at least seven (7) days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

SECTION 5.1.14                            Other Documents.  Such other documents as the Administrative Agent may have reasonably requested.

SECTION 5.2                     All Borrowings.  The obligation of each Lender to fund any Borrowing (including the initial Borrowing) and of any Issuing Bank to issue, amend, renew or extend any Letters of Credit hereunder (including any initial Letter of Credit) shall be subject to the satisfaction of each of the conditions precedent set forth in this Section.

SECTION 5.2.1                                   Compliance with Warranties, No Default, etc.  Both before and after giving effect to any Borrowing, the following statements shall be true and correct (a) the representations and warranties set forth in Article VI (other than the representations contained in Sections 6.6 and 6.7) shall be true and correct with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and (b) no Default or Event of Default shall have then occurred and be continuing.

SECTION 5.2.2                                   Borrowing Request.  Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Borrowing (both immediately before and after giving effect to such Borrowing and the application of the proceeds thereof) the statements made in Section 5.2.1 are true and correct.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders and the Administrative Agent to enter into this Agreement and to make Loans hereunder and to participate in Letters of Credit and to induce each Issuing Bank to issue Letters of Credit, the Borrower represents and warrants unto the Administrative Agent and each Lender as set forth in this Article VI.

SECTION 6.1                     Organization, etc. The Borrower and each of its Subsidiaries is a corporation, partnership, limited partnership or limited liability company validly organized and existing and in good standing under the laws of the State of its incorporation, is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification, and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under this Agreement and each other Loan Document to which it is a party and to conduct its business substantially as currently conducted by it (except where the failure to be so qualified to do business or be in good standing or to hold any such licenses, permits and other approvals would not reasonably be expected to cause a Material Adverse Effect).

SECTION 6.2                     Due Authorization, Non-Contravention, etc.  The execution, delivery and performance by the Borrower of this Agreement and each other Loan Document executed or to be executed by it, and the Borrower’s participation in any transaction contemplated herein are within the Borrower’s powers, have been duly authorized by all necessary corporate action, and do not (a) contravene the Borrower’s Organic Documents; (b) contravene any material contractual restriction, law, governmental regulation or court decree or order, in each case binding on or affecting the Borrower; or (c) result in, or require the creation or imposition of, any Lien on any of the Borrower’s properties.

SECTION 6.3                     Government Approval, Regulation, etc.  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrower of this Agreement or any other Loan Document to which it is a party, or for the Borrower’s participation in any transaction contemplated herein, except as have been obtained and remain in full force and effect.  Neither the Borrower nor any of its Subsidiaries is or is “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 6.4                     Validity; Enforceability, etc.  This Agreement constitutes, and each other Loan Document executed by the Borrower will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms except as (i) enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditor’s rights generally and (ii) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability.

SECTION 6.5                     Financial Information.  The balance sheets of the Borrower and each of its consolidated Subsidiaries as at June 30, 2015 and the related statements of earnings and cash flow, copies of which have been furnished to the Administrative Agent and each Lender, have been prepared in accordance with GAAP consistently applied, and present fairly the consolidated financial condition of the corporations covered thereby as at the date thereof and the results of their operations for the period then ended.

SECTION 6.6                     No Material Adverse Change.  As of the Effective Date, since the date of the financial statements described in Section 6.5, there has been no Material Adverse Effect.

SECTION 6.7                     Litigation, Labor Controversies, etc.  As of the Effective Date, there is no pending or, to the knowledge of the Borrower, threatened litigation, action, proceeding, or labor controversy affecting the Borrower or any of its Subsidiaries, or any of their respective properties, businesses, assets or revenues, which would reasonably be expected to cause a Material Adverse Effect or which purports to affect the legality, validity or enforceability of, and the rights and remedies of the Administrative Agent and the Lenders under, this Agreement or any other Loan Document.

SECTION 6.8                     Subsidiaries.  Schedule 6.8 sets forth the name, the identity or corporate structure and the ownership interest of each direct or indirect Subsidiary as of the Effective Date.  As of the Effective Date, the Borrower does not have any Subsidiaries other than the Subsidiaries identified in Schedule 6.8.

SECTION 6.9                     Taxes.  The Borrower and each of its Subsidiaries which is a member of the Borrower’s consolidated U.S. federal income tax group has filed all federal tax returns and reports and all material state tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books except such returns and taxes for jurisdictions other than the United States with respect to which the failure to file and pay such taxes would not reasonably be expected to cause a Material Adverse Effect.

SECTION 6.10              Pension and Welfare Plans.  During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement and prior to the date of any Borrowing hereunder, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA, in either case which would reasonably be expected to cause a Material Adverse Effect.  No condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by the Borrower or any member of the Controlled Group of any liability, fine or penalty which would reasonably be expected to cause a Material Adverse Effect.  As of the Effective Date, neither the Borrower nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

SECTION 6.11              Environmental Warranties and Compliance.  The liabilities and costs of the Borrower and its Subsidiaries related to compliance with applicable Environmental Laws (as in effect on the date on which this representation is made or deemed made) would not reasonably be expected to cause a Material Adverse Effect.

SECTION 6.12              Regulation U.  None of the Borrower and its Subsidiaries are engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loans will be used for any purpose which would cause the Loans to be a “purpose credit” within the meaning of Regulation U.

SECTION 6.13              Accuracy of Information.  No certificate, statement or other information delivered herewith or hereto by or on behalf of the Borrower in writing to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a fact or omits to state any fact known to the Borrower or its Subsidiaries necessary to make the statements contained herein or therein not misleading as of the date made or deemed made, except to the extent that any untrue statement or omission would not reasonably be expected to cause a Material Adverse Effect; provided that, with respect to projected information, the Borrower only represents that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 6.14              Use of Proceeds.  The proceeds of each Borrowing shall be used for the general corporate purposes of the Borrower and its Subsidiaries, including corporate and asset acquisitions and repurchases of, and distributions in respect of, capital stock of the Borrower.

SECTION 6.15              Sanctions.  The Borrower has implemented and maintains in effect policies and procedures designed to achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents (acting in their capacity as such) with applicable Anti-Corruption Laws and Sanctions.  The Borrower and each of its Subsidiaries is in compliance with all applicable Anti-Corruption Laws and Sanctions.  None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors or officers, or (b) to the knowledge of the Borrower, any employee or agent of the Borrower or any Subsidiary (in each case, acting in their capacity as such), is a Sanctioned Person.  No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.  Neither the making of the Loans nor the use of proceeds thereof will violate the USA Patriot Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto.  The Borrower and its Subsidiaries are in compliance in all material respects with the USA Patriot Act.

ARTICLE VII
COVENANTS

SECTION 7.1                     Affirmative Covenants.  The Borrower agrees with the Administrative Agent and each Lender that, until all Commitments have terminated and all Obligations have been paid and performed in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower will perform the obligations set forth in this Section 7.1.

SECTION 7.1.1                                   Financial Information, Reports, Notices, etc.  The Borrower will furnish, or will cause to be furnished, to each Lender and the Administrative Agent copies of the following financial statements, reports, notices and information:

(a)                                 as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of earnings and cash flow of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by the chief financial Authorized Officer of the Borrower as having been prepared in accordance with GAAP;

(b)                                 as soon as available and in any event within 75 days after the end of each Fiscal Year of the Borrower, a copy of the annual audit report for such Fiscal Year for the Borrower and its Subsidiaries, including therein consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of the Borrower and its Subsidiaries for such Fiscal Year, in each case certified (without any Impermissible Qualification) as having been prepared in accordance with GAAP by independent public accountants of recognized national standing;

(c)                                  as soon as available and in any event at the time of each delivery of financial reports under subsections (a) and (b) of this Section 7.1.1, a certificate, executed by the chief financial Authorized Officer of the Borrower, showing (in reasonable detail and with appropriate calculations and computations in all respects satisfactory to the Administrative Agent) compliance with the financial covenants set forth in Section 7.2.3;

(d)                                 promptly, and in any event within three Business Days after an Authorized Officer of the Borrower or any of its Subsidiaries becomes aware of the existence of the occurrence of each Default, a statement of an Authorized Officer of the Borrower setting forth details of such Default and the action which the Borrower has taken and proposes to take with respect thereto;

(e)                                  promptly, and in any event within three Business Days after an Authorized Officer of the Borrower or any of its Subsidiaries becomes aware of (x) the occurrence of any adverse development with respect to any litigation, action, proceeding, or labor controversy described in Section 6.7 which would reasonably be expected to cause a Material Adverse Effect, or (y) the commencement of any material labor controversy, litigation, action, proceeding of the type described in Section 6.7 which would reasonably be expected to cause a Material Adverse Effect, notice thereof and copies of all documentation relating thereto requested by the Administrative Agent or any Lender;

(f)                                   promptly after the sending or filing thereof, copies of all reports and registration statements which the Borrower or any of its Subsidiaries files with the SEC or any national securities exchange;

(g)                                  immediately upon becoming aware of the institution of any steps by the Borrower or any other Person to terminate any Pension Plan, or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Borrower furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could result in the incurrence by the Borrower of any liability, fine or penalty, or any increase in the contingent liability of the Borrower with respect to any post-retirement Welfare Plan benefit which would reasonably be expected to cause a Material Adverse Effect, notice thereof and copies of all documentation relating thereto; and

(h)                                 such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

To the extent any documents which are required to be delivered pursuant to Section 7.1.1 are included in materials otherwise filed with the SEC, such documents may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the following website address: www.cimarex.com; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide portable document format (.pdf) or other electronic communication copies of the compliance certificates required by

Section 7.1.1 to the Administrative Agent.  Except for such compliance certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 7.1.2                                   Compliance with Laws, etc.  The Borrower will, and will cause each of its Subsidiaries to, comply with all Laws, such compliance to include, without limitation: (a) the maintenance and preservation of its corporate existence and qualification as a foreign corporation, (b) the payment, before the same become delinquent, of all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books and (c) all Environmental Laws; except; in each case, where the failure to so comply would not reasonably be expected to cause a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Borrower shall, and shall cause each Subsidiary to, provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender to assist the Administrative Agent and the Lenders in maintaining compliance with the USA Patriot Act.

SECTION 7.1.3                                   Maintenance of Properties.  The Borrower will, and will cause each of its Material Subsidiaries to, maintain, preserve, protect and keep its properties in good repair, working order and condition (ordinary wear and tear excepted), and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times unless the Borrower determines in good faith that the continued maintenance of any of its properties is no longer economically desirable or unless failure to so preserve, maintain, protect or keep its properties would not reasonably be expected to cause a Material Adverse Effect.

SECTION 7.1.4                                   Insurance.  The Borrower will, and will cause each of its Material Subsidiaries to, maintain or cause to be maintained with responsible insurance companies insurance with respect to its properties and business against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses in similar locations, subject to self insurance and deductibles as the Borrower deems appropriate and subject in any event to such insurance being available on commercially reasonably terms.

SECTION 7.1.5                                   Books and Records.  The Borrower will, and will cause each of its Subsidiaries to, keep books and records which accurately reflect, in accordance with GAAP, all of its business affairs and transactions and permit the Administrative Agent or its representatives, at reasonable times and intervals and upon reasonable prior notice to the Borrower, to visit all of its offices, to discuss its financial matters with its officers and employees and to examine any of its books or other corporate records; provided, however, that prior notice to the Borrower shall not be required if an Event of Default has occurred or is continuing.

SECTION 7.1.6                                   Conduct of Business.  The Borrower will, and will cause each Material Subsidiary to, cause all material properties and businesses to be regularly conducted, operated, maintained and developed in a good and workmanlike manner, as would a prudent operator and in accordance with all applicable federal, state and local laws, rules and regulations, except for any failure to so operate, maintain and develop that would not reasonably be expected to cause a Material Adverse Effect.

SECTION 7.2                     Negative Covenants.  The Borrower agrees with the Administrative Agent and each Lender that, until all Commitments have terminated and all Obligations have been paid and performed in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower will perform the obligations set forth in this Section 7.2.

SECTION 7.2.1                                   Business Activities.  The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business activity if, as a result thereof, the Borrower and its Subsidiaries taken as a whole would no longer be principally engaged in the business of oil, gas and energy exploration, development, production, processing and marketing and such activities as may be incidental or related thereto.

SECTION 7.2.2                                   Liens.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

(a)                                 Liens securing payment of the Obligations granted pursuant to any Loan Document;

(b)                                 Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(c)                                  Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue more than 30 days or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(d)                                 Liens incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders or bids, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

(e)                                  judgment Liens in existence less than 30 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to applicable self insurance and deductibles) by insurance maintained with responsible insurance companies;

(f)                                   Liens in favor of the United States of America or any state thereof or any department, agency, instrumentality or political subdivision of any such jurisdiction to secure partial, progress, advance or other payments pursuant to any contract or statute;

(g)                                  Liens required by any contract or statute in order to permit the Borrower or a Subsidiary to perform any contract or subcontract made by it with or at the request of the United States of America, any state or any department, agency or instrumentality or political subdivision of either;

(h)                                 Liens which exist prior to the time of acquisition upon any assets acquired by the Borrower or any Subsidiary (including Liens on assets of any Person at the time of the acquisition of the capital stock or assets of such Person or a merger with or consolidation with such Person by the Borrower or a Subsidiary); provided that (i) the Lien shall attach solely to the assets so acquired (or of the Person so acquired, merged or consolidated), and (ii) in the case of Liens securing Indebtedness, the aggregate principal amount of all Indebtedness of Subsidiaries secured by such Liens shall be permitted by the limitations set forth in Section 7.2.4;

(i)                                     Liens securing Indebtedness owing by any Subsidiary to another Subsidiary or to the Borrower;

(j)                                    Liens pursuant to partnership agreements, oil, gas and/or mineral leases, farm-out agreements, division orders, contracts for the processing of oil, gas and/or other hydrocarbons, unitization and pooling declarations and agreements, operating agreements, development agreements, area of mutual interest agreements and other agreements which are customary in the oil, gas and other mineral exploration, development and production business and in the business of processing of gas and gas condensate production for the extraction of products therefrom;

(k)                                 Liens set forth on Schedule 7.2.2 which are existing on the Effective Date;

(l)                                     Liens on debt of or equity interests in a Person that is not a Subsidiary;

(m)                             Liens on cash and cash equivalents to secure payment or performance under futures, forwards or Hedging Obligations, and other obligations of a like nature, in each case in the ordinary course of business;

(n)                                 Liens securing Indebtedness of the Borrower or its Subsidiaries incurred to finance the acquisition, construction, or improvement, or capital lease of assets (including equipment); provided that such Indebtedness when incurred shall not exceed the purchase price and costs, as applicable, of acquisition, construction or improvement of the asset(s) financed and all fees, costs and expenses relating thereto, including attorney and legal, accounting, expert, and professional advisor fees and expenses;

(o)                                 any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses of this Section or of any Indebtedness secured thereby; provided that in the case of Liens securing Indebtedness, the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement and that such extension, renewal or replacement Lien shall be limited to all or part of substantially the same property or revenue subject of the Lien extended, renewed or replaced (plus improvements on such property);

(p)                                 Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the Federal Reserve Board or any other governmental authority performing a substantially equivalent role; and (ii) such deposit account is not intended by the Borrower or any Subsidiary to provide collateral to the depository institution; and

(q)                                 Liens upon assets of the Borrower and its Subsidiaries created after the date hereof not otherwise permitted by this Section 7.2.2, provided that (i) the aggregate Indebtedness secured thereby and incurred on or after the date hereof shall not exceed fifteen percent (15%) of Consolidated Net Tangible Assets in the aggregate at any one time outstanding and (ii) that such Liens do not encumber or attach to any equity interest in a Subsidiary.

SECTION 7.2.3                                   Financial Covenant - Total Debt to Capitalization.  The Borrower will not permit the Total Debt to Capitalization Ratio, expressed as a percentage, to exceed 65% at any time.

SECTION 7.2.4                                   Subsidiary Indebtedness.  The Borrower will not permit any of its Subsidiaries to contract, create, incur or assume any Indebtedness for borrowed money, other than:

(a)                                 Indebtedness owing by a Subsidiary of the Borrower to the Borrower or any Subsidiary of the Borrower;

(b)                                 purchase money Indebtedness to finance the acquisition, construction, or improvement, or capital lease of assets (including equipment); provided that such Indebtedness when incurred shall not exceed the purchase price and costs, as applicable, of acquisition, construction or improvement of the asset(s) financed and all fees, costs and expenses relating thereto;

(c)                                  Indebtedness of a Subsidiary which exists prior to the time of acquisition of such Subsidiary (including Indebtedness at the time of the acquisition of the capital stock or assets of such Person or a merger with or consolidation with such Person by the Borrower or a Subsidiary) as long as such Indebtedness was not created in anticipation thereof;

(d)                                 Indebtedness (i) under unsecured overdraft lines of credit or for working capital purposes in foreign countries with financial institutions and (ii) arising from the honoring by a bank or other person of a check, draft or similar instrument inadvertently drawing against insufficient funds;

(e)                                  extensions, refinancing, renewals or replacements (or successive extensions, refinancing, renewals, or replacements), in whole or in part, of the Indebtedness permitted above which, in the case of any such extension, refinancing, renewal or replacement, does not increase the amount of the Indebtedness being extended, refinanced, renewed or replaced, other than amounts incurred to pay the costs of such extension, refinancing, renewal or replacement; and

(f)                                   any other Indebtedness not otherwise permitted by this Section 7.2.4 in a principal amount not to exceed fifteen percent (15%) of Consolidated Net Tangible Assets in the aggregate at any one time outstanding.

SECTION 7.2.5                                   Consolidation, Merger, etc.

(a)                                 The Borrower will not liquidate or dissolve, nor consolidate with, or merge into or with, any other Person except (i) any Subsidiary and (ii) so long as no Event of Default has occurred and is continuing or would occur after giving effect thereto, any other Person, in either case so long as the Borrower is the surviving entity.

(b)                                 The Borrower will not sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d) and 14(d) under the Securities Exchange Act of 1934).

(c)                                  The Borrower will not change its jurisdiction of organization to a jurisdiction outside the United States of America.

SECTION 7.2.6                                   Restrictive Agreements.  The Borrower will not and will not permit any of its Material Subsidiaries to enter into any agreement prohibiting the ability of any Material Subsidiary to make any payments, directly or indirectly, to the Borrower by way of dividends, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Material Subsidiary to make any payment, directly or indirectly, to the Borrower, other than agreements or arrangements in respect of Indebtedness of a Person which exist at the time such Person is merged or amalgamated with a Subsidiary or existing at the time such Person becomes a Subsidiary, so long as such Indebtedness was not created in anticipation thereof, and in respect of Indebtedness secured by a Lien encumbering any assets acquired by a Subsidiary, so long as such Indebtedness was not created in anticipation thereof, and extensions, refinancings, renewals or replacements that would be permitted under Section 7.2.4.

SECTION 7.2.7                                   Anti-Corruption Laws and Sanctions.  The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Person known by the Borrower or such Subsidiary, director, officer employee or agent to be a Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE VIII
EVENTS OF DEFAULT

SECTION 8.1                     Listing of Events of Default.  Each of the following events or occurrences described in this Section 8.1 shall constitute an “Event of Default”.

SECTION 8.1.1                                   Non-Payment of Obligations.  The Borrower shall default in the payment or prepayment when due of any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement, or the Borrower shall default (and such default shall continue unremedied for a period of five days) in the payment when due of any interest on any Loan, of any fee hereunder or of any other Obligation.

SECTION 8.1.2                                   Breach of Warranty.  Any representation or warranty of the Borrower made or deemed to be made hereunder or in any other Loan Document executed by it or any certificates delivered pursuant to Article V is or shall be incorrect in any material respect when made or deemed made, in a manner that would have a Material Adverse Effect.

SECTION 8.1.3                                   Non-Performance of Certain Covenants and Obligations.  The Borrower shall default in the due performance and observance of any of its obligations under Sections 7.1.1(d), 7.2.2, 7.2.3, 7.2.4, 7.2.5, 7.2.6 or 7.2.7; provided that the imposition of any non-consensual Lien that is not permitted to exist pursuant to Section 7.2.2 shall not be deemed to constitute an Event of Default hereunder until thirty (30) days after the date of such imposition.

SECTION 8.1.4                                   Non-Performance of Other Covenants and Obligations.  The Borrower shall default in the due performance and observance of any other provision contained herein (not constituting an Event of Default under the preceding provisions of this Section 8.1) or any other Loan Document executed by it, and such default shall continue unremedied for a period of 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent.

SECTION 8.1.5                                   Default on Other Indebtedness.  A default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness (other than Indebtedness described in Section 8.1.1) of the Borrower or any of its Material Subsidiaries, or of any reimbursement obligation in respect of letters of credit for which the Borrower or any of its Material Subsidiaries is an account party, in any case having a principal amount, individually or in the aggregate, in excess of $50,000,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness or reimbursement obligation if the effect of such default is to accelerate the maturity of any such Indebtedness or reimbursement obligation or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness or reimbursement obligation, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity.

SECTION 8.1.6                                   Judgments.  Any judgment or order for the payment of money in excess of $50,000,000 shall be rendered against the Borrower or any of its Material

Subsidiaries if such excess is not fully covered (except to the extent of any self insurance and deductibles permitted under Section 7.1.4) by valid and collectible insurance in respect thereof, the payment of which is not being disputed or contested by the insurer or the insurers, and either (i) proper or valid enforcement or levying proceedings shall have been commenced by any creditor upon such judgment or order or (ii) such judgment or order shall continue unsatisfied and unstayed for a period of thirty (30) consecutive days.

SECTION 8.1.7                                   Pension Plans.  Any of the following events shall occur with respect to any Pension Plan (a) the institution of any steps by the Borrower, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, the Borrower or any such member could be required to make a contribution to such Pension Plan in excess of $50,000,000; or (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA to the extent such action would reasonably be expected to cause a Material Adverse Effect.

SECTION 8.1.8                                   Change in Control.  Any Change in Control shall occur.

SECTION 8.1.9                                   Bankruptcy, Insolvency, etc.  The Borrower or any Material Subsidiary shall (a) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness to pay, debts as they become due; (b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or Material Subsidiaries or any substantial portion of the property of any thereof, or make a general assignment for the benefit of creditors; (c) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or any Material Subsidiary or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days; provided that the Borrower and each Material Subsidiary hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; (d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower or any Material Subsidiary, and, if any such case or proceeding is not commenced by the Borrower or such Material Subsidiary, such case or proceeding shall be consented to or acquiesced in by the Borrower or such Material Subsidiary or shall result in the entry of an order for relief or shall remain for 60 days undismissed; provided that the Borrower and each Material Subsidiary hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or (e) take any corporate action authorizing, or in furtherance of, any of the foregoing.

SECTION 8.2                     Action if Bankruptcy.  If any Event of Default described in Section 8.1.9 shall occur with respect to the Borrower or any Material Subsidiary, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Borrowings and all other Obligations shall automatically be and become immediately due and payable, without notice or demand.

SECTION 8.3                     Action if Other Event of Default.  If any Event of Default (other than any Event of Default described in Section 8.1.9 with respect to the Borrower or any Material Subsidiary) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Required Lenders, shall by notice to the Borrower declare all or any portion of the outstanding principal amount of the Borrowings and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, as the case may be, and/or the Commitments shall terminate.

ARTICLE IX
THE AGENTS

SECTION 9.1                     Actions.  Each Lender and each Issuing Bank hereby appoints (i) JPMorgan Chase Bank, N.A., as the Administrative Agent under this Agreement and each other Loan Document, (ii) Wells Fargo Bank, N.A., as Syndication Agent under this Agreement and each other Loan Document, and (iii) Compass Bank, Deutsche Bank Securities Inc. and MUFG Union Bank, N.A., as Documentation Agents under this Agreement and each other Loan Document.  Each Lender authorizes the Administrative Agent to act on behalf of such Lender under this Agreement and each other Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto.  Each Lender acknowledges that neither the Syndication Agent nor any of the Documentation Agents have any duties or obligations under this Agreement or any other Loan Document in connection with their capacity as either a Syndication Agent or Documentation Agent, respectively.  Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) each of the Agents, pro rata according to such Lender’s Percentage, WHETHER OR NOT RELATED TO ANY SINGULAR, JOINT OR CONCURRENT NEGLIGENCE OF THE AGENTS, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, any Agent in any way relating to or arising out of this Agreement and any other Loan Document, including reasonable attorneys’ fees, and as to which such Agent is not reimbursed by the Borrower; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted solely from such Agent’s gross negligence or willful misconduct.  None of the Agents shall be required to take any action hereunder or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement or any other Loan Document, unless it is indemnified hereunder to its satisfaction.  If any indemnity in favor of any Agent shall be or become inadequate, in such Agent’s determination, as the case may be, such Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, none of the

Agents shall have any duties or responsibilities, except as expressly set forth herein, nor shall any of the Agents have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any of the Agents.

SECTION 9.2                     Funding Reliance, etc. Unless the Administrative Agent shall have been notified by telephone, confirmed in writing, by any Lender by 5:00 p.m., Central time, on the day prior to a Borrowing (except with respect to a Borrowing comprised of Base Rate Loans, in which case notice shall be given no later than 12:00 noon, Central time, on the date of the proposed Borrowing) that such Lender will not make available the amount which would constitute its Percentage of such Borrowing on the date specified therefor, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If and to the extent that such Lender shall not have made such amount available to the Administrative Agent, such Lender and the Borrower severally agree to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Administrative Agent made such amount available to the Borrower to the date such amount is repaid to the Administrative Agent, at the Federal Funds Rate.

SECTION 9.3                     Exculpation.  None of the Agents and their respective directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it under this Agreement or any other Loan Document, or in connection herewith or therewith, except for its own willful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of this Agreement or any other Loan Document, nor to make any inquiry respecting the performance by the Borrower of its obligations hereunder or under any other Loan Document.  Any such inquiry which may be made by any Agent shall not obligate it to make any further inquiry or to take any action.  Each of the Agents shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which such Agent believes to be genuine and to have been presented by a proper Person.

SECTION 9.4                     Successor.  Any of the Agents may resign as such at any time upon at least 30 days’ prior notice to the Borrower and all Lenders.  If the Administrative Agent at any time shall resign, the Required Lenders may, with the consent of the Borrower, appoint another Lender as the successor Administrative Agent which shall thereupon become the Administrative Agent hereunder; provided that the consent of the Borrower shall not be required if an Event of Default has occurred and is continuing.  If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be one of the Lenders and a commercial banking institution organized under the laws of the U.S. (or any State thereof) or a U.S. branch or agency of a commercial banking institution, in each case having an office or place of business in the State of New York and having a combined capital and surplus of at least $500,000,000.  Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall be entitled to receive from the retiring Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement.  After a retiring Administrative Agent’s resignation hereunder as an Administrative Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement, and Section 10.4 (and, with respect to the Administrative Agent, Section 10.3) shall continue to inure to its benefit.

SECTION 9.5                     Loans by the Agents.  Each of the Agents shall have the same rights and powers with respect to the Loans made by it or any of its Affiliates and may exercise the same as if it were not an Agent.  Each of the Agents and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not an Agent hereunder.

SECTION 9.6                     Credit Decisions.  Each Lender and Issuing Bank acknowledges that it has made its own credit decision to extend its Commitments hereunder (i) independently of each of the Agents, each other Lender and each other Issuing Bank, and (ii) based on such Lender’s or Issuing Bank’s review of the financial information of the Borrower, this Agreement, the other Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate.  Each Lender and Issuing Bank also acknowledges that it will continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document (i) independently of each of the Agents, each other Lender and each other Issuing Bank, and (ii) based on such other documents, information and investigations as it shall deem appropriate at any time.

SECTION 9.7                     Copies, etc. The Administrative Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Administrative Agent by the Borrower pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by the Borrower).  The Administrative Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by the Administrative Agent from the Borrower for distribution to the Lenders by the Administrative Agent in accordance with the terms of this Agreement.

ARTICLE X
MISCELLANEOUS PROVISIONS

SECTION 10.1              Waivers, Amendments, etc.  The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Required Lenders; provided, however, that no such amendment, modification or waiver which would: (a) modify any requirement hereunder that any particular action be taken by all the Lenders or by each Lender shall be effective unless consented to by each Lender; (b) modify the first sentence of Section 4.8, modify Section 4.9 or this Section 10.1, change the definition of “Required Lenders”, reduce any fees described in Article III or elsewhere in any other Loan Document, or, except in the manner set forth in

Section 2.10, extend the Maturity Date, shall be made without the consent of each Lender adversely affected thereby; (c) except in the manner set forth in Section 2.10, extend the due date for, or reduce the amount of, any scheduled repayment or prepayment of principal of or interest on any Loan or LC Disbursement (or reduce the principal amount of or rate of interest on any Loan or LC Disbursement) shall be made without the consent of the Lender which made such Loan or is otherwise adversely affected thereby; (d) affect adversely the interests, rights or obligations of any Agent as an Agent shall be made without the consent of such Agent or (e) amend Section 2.11(c) to permit any Letter of Credit to expire after the Maturity Date without the consent of the applicable Issuing Bank; provided, further, that no such amendment, modification or waiver which would either increase any Commitment, the Total Commitment or the Percentage of any Lender, or modify the rights, duties or obligations of any Agent or Issuing Bank, shall be effective without the consent of such Lender, such Agent or such Issuing Bank, as applicable.  No failure or delay on the part of the Administrative Agent, any Lender or any Issuing Bank in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.  No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances.  No waiver or approval by the Administrative Agent, any Lender or any Issuing Bank under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions.  No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

SECTION 10.2              Notices.

(a)                                 Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or portable document format (.pdf), as follows:

(i)                                     if to the Borrower, to:

Cimarex Energy Co.

1700 Lincoln Street, Suite 3700

Denver, Colorado 80203

Attention:                           Sherri Nitta

Telephone No.: (303) 285-4915

Facsimile No.: (303) 285-0229

email: snitta@cimarex.com

(ii)                                if to the Administrative Agent, to:

JPMorgan Chase Bank

Wholesale Loan Operations,

10 S. Dearborn Avenue, Floor L2

Chicago, IL. 60616

Attention: LaDesiree Williams

Telephone No.:  (312)-732-2007

Email: jpm.agency.cri@jpmorgan.com

With a copy to:

JPMorgan Chase Bank, N.A.

Global Oil & Gas Group

1125 17th Street, Floor 3

Denver, CO 80202

Attention:  Ryan Fuessel

Telephone No.:  (303) 244-3224

Facsimile No.:  (832) 487-1765

Email: ryan.fuessel@jpmorgan.com

(iii)                             if to the Syndication Agent, any Documentation Agent, any Issuing Bank or any other Lender, to it at its address (or facsimile number or email) provided to the Administrative Agent and the Borrower or as set forth in its Administrative Questionnaire.

(b)                                 Notices and other communications to the Lenders or any Issuing Bank hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender or Issuing Bank.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)                                  Any party hereto may change its address, facsimile number or email for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.3              Payment of Costs, Expenses and Taxes.  The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of (i) the Administrative Agent, the Syndication Agent and the Arrangers in connection with the preparation, negotiation, execution, delivery, syndication and administration of this Agreement and of each other Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modification to this Agreement or any other Loan Document, (ii) any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) the Administrative Agent, any Issuing Bank and the Lenders in connection with the enforcement by the Lenders, any Issuing Bank or the Administrative Agent of, or the protection of rights under, this Agreement and each other Loan Document.  The Administrative Agent, the other Agents, the Arrangers, each Issuing Bank and each Lender agree to the extent feasible, and to the extent a conflict of interest does not exist in the reasonable opinion of the Administrative Agent, the other Agents, the Arrangers, any Issuing Bank or any Lender, to use one law firm in each jurisdiction in connection with the foregoing, to the extent they seek reimbursement for the expenses thereof from the Borrower.

Each Lender agrees to reimburse the Administrative Agent and each Issuing Bank on demand for such Lender’s pro rata share (based upon its respective Percentage) of any such costs or expenses not paid by the Borrower.  In addition, the Borrower agrees to pay, and to save the Administrative Agent, the other Agents, the Arrangers, any Issuing Bank and the Lenders harmless from all liability for, any stamp or other taxes (other than Excluded Taxes) which may be payable in connection with the execution or delivery of this Agreement, the Borrowings hereunder, or of any other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith.

SECTION 10.4              Indemnification; Waiver of Consequential Damages.  In consideration of the execution and delivery of this Agreement by each Lender and Issuing Bank and the extension of the Commitments, the Borrower hereby indemnifies, exonerates and holds each Agent, the Arrangers, each Issuing Bank and each Lender and each of their respective officers, directors, employees and agents (collectively, the “Indemnified Parties”), WHETHER OR NOT RELATED TO ANY NEGLIGENCE OF THE INDEMNIFIED PARTIES, free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), whether brought by a third party or by the Borrower, including reasonable attorneys’ fees and disbursements (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan or Letter of Credit; the entering into and performance of this Agreement and any other Loan Document by any of the Indemnified Parties; any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), any investigation, litigation or proceeding related to any acquisition or proposed acquisition by the Borrower or any of its Subsidiaries of all or any portion of the stock or assets of any Person, whether or not such Agent, such Arranger, such Issuing Bank or such Lender is party thereto; any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment arising out of the ownership or operation of property by the Borrower or any of its Subsidiaries or the Release by the Borrower or any of its Subsidiaries of any Hazardous Material; or the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by the Borrower or any Subsidiary thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, the Borrower or such Subsidiary; provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party or (y) result from a claim brought by the Borrower or any Subsidiary against an Indemnified Party for breach in bad faith of such Indemnified Party’s obligations hereunder or under any other Loan Document, if the Borrower or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.  This Section 10.4 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NO PARTY SHALL ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST ANY INDEMNIFIED PARTY, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY LOAN OR LETTER OF CREDIT, OR THE USE OF THE PROCEEDS THEREOF.  NO INDEMNIFIED PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY; PROVIDED SUCH INDEMNIFIED PARTY HAS TAKEN AND MAINTAINS COMMERCIALLY REASONABLE EFFORTS AND CONTROLS TO SAFEGUARD THE USE AND ACCESS OF SUCH MATERIAL AND INFORMATION.

SECTION 10.5              Survival.  The obligations of the Borrower under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4, and the obligations of the Lenders under Section 9.1, shall in each case survive any termination of this Agreement, the payment in full of all Obligations and the termination of all Commitments.

SECTION 10.6              Severability.  Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 10.7              Headings.  The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

SECTION 10.8              Governing Law.  THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

SECTION 10.9              Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns (including any Affiliate of an Issuing Bank that issues any Letter of Credit); provided, however, that: (a) the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Administrative Agent and all Lenders; and (b) the rights of sale, assignment and transfer of the Lenders are subject to Section 10.10.

SECTION 10.10       Sale and Transfer of Loans and Commitments; Participations in Loans and Commitments.  Each Lender may assign, or sell participations in, its Loans and Commitments to one or more other Persons in accordance with this Section.

SECTION 10.10.1                     Assignments.  Any Lender at any time may assign and delegate:

(a)                                 with notice to (but without the consent of) the Administrative Agent, any Issuing Banks and the Borrower, to any of its Affiliates or to any other Lender, Lender Affiliate or Approved Fund (other than (i) any Lender that is, at such time, a Defaulting Lender, (ii) any natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), and (iii) for the avoidance of doubt, the Borrower or any Affiliate of the Borrower; any such permitted assignee and delegate, a “Section 10.10.1(a) Assignee”), and

(b)                                 with the written consent (which consent shall not be unreasonably delayed or withheld) of the Administrative Agent, each Issuing Bank and, if no Event of Default has occurred and is continuing, the Borrower (such consent of the Borrower being deemed given if the Borrower does not respond within five (5) Business Days of the Borrower’s receipt of written notice of such assignment), to one or more commercial banks or other financial institutions other than a Section 10.10.1(a) Assignee (each Section 10.10.1(a) Assignee and each Person described in this clause (b) as being the Person to whom such assignment and delegation is to be made, being hereinafter referred to as an “Assignee Lender”), all or any fraction of such Lender’s total Loans and Commitments pursuant to a Lender Assignment Agreement executed by such Assignee Lender and such assigning Lender (and, in the case of an Assignee Lender described in clause (b) of this Section, the Borrower (if applicable), the Administrative Agent and each Issuing Bank); provided that (i) such assignment and delegation shall be in a minimum aggregate amount of $5,000,000 (or in a minimum amount of $1,000,000 in the case of an assignment to an Approved Fund with respect to which such Approved Fund plus the Lender or an Affiliate of such Lender who administers or manages such Approved Fund plus other Approved Funds administered or managed by the such Lender or an Affiliate of such Lender will then hold an amount of $5,000,000 or more), (ii) any such Assignee Lender will comply, if applicable, with the provisions of Section 4.6.5, and (iii) the Borrower and the Administrative Agent shall be entitled to continue to deal solely and directly with such assigning Lender in connection with the interests so assigned and delegated to an Assignee Lender until (A) written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee Lender, shall have been given to the Borrower and the Administrative Agent by such Lender and such Assignee Lender, (B) such Assignee Lender shall have executed and delivered to the Borrower and the Administrative Agent a Lender Assignment Agreement, accepted by the Administrative Agent, (C) such Assignee Lender shall have delivered to the Administrative Agent an Administrative Questionnaire, and (D) the processing fees described below shall have been paid.  For the purposes of this Section 10.10.1, the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

From and after the date that the Administrative Agent accepts such Lender Assignment Agreement, (x) the Assignee Lender thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender in connection with such Lender Assignment Agreement, shall have the rights and obligations of a Lender hereunder and under the other Loan Documents, and (y) the assignor Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it in connection with such Lender Assignment Agreement, shall be released from its obligations hereunder and under the other Loan Documents; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Accrued interest on that part of the predecessor Loans and Commitments, and accrued fees, shall be paid as provided in the Lender Assignment Agreement.  Accrued interest on that part of the predecessor Loans and Commitments shall be paid to the assignor Lender.  Accrued interest and accrued fees shall be paid at the same time or times provided in this Agreement.  Such assignor Lender or such Assignee Lender must also pay a processing fee to the Administrative Agent upon delivery of any Lender Assignment Agreement in the amount of $3,500.  Any attempted assignment and delegation not made in accordance with this Section 10.10.1 shall be null and void.

The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

SECTION 10.10.2                     Participations.  Any Lender may at any time sell to one or more commercial banks or other Persons (each of such commercial banks and other Persons being herein called a “Participant”) participating interests in any of the Loans, Commitments or other interests of such Lender hereunder; provided, however, that (a) no participation contemplated in this Section 10.10 shall relieve such Lender from its Commitments or its other obligations hereunder or under any other Loan Document, (b) such Lender shall remain solely responsible for the performance of its Commitments and such other obligations, (c) the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents, (d) no Participant, unless such Participant is an Affiliate of such Lender, or is itself a Lender, shall be entitled to require such Lender to take or refrain from taking any action hereunder or under any other Loan Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant’s consent, take any actions of the type described in clause (b) or (c) of Section 10.1, and (e) the Borrower shall not be required to pay any amount under Section 4.6 that is greater than the amount which it would have been required to pay had no participating interest been sold.  The Borrower acknowledges and agrees that each Participant, for purposes of Sections 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 10.4 and 10.18, shall be considered a Lender; provided that this sentence shall not obligate the Borrower to pay more under such Sections than it would be obligated to pay had no such participation been granted. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.10 with respect to any Participant.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

SECTION 10.10.3                     Pledge by Lender.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.11       Other Transactions.  Nothing contained herein shall preclude the Administrative Agent or any other Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

SECTION 10.12       Confidentiality.  Each of the Agents, any Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii)  any actual or prospective counterparty (or its advisors) to any swap or derivative transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.12 or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower.  In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and other information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry.  For the purposes of this Section, “Information” means all information received from the Borrower or any of its Affiliates relating to the Borrower and its Subsidiaries or their business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Affiliates; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 10.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.13       Forum Selection and Consent to Jurisdiction.  ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS OR THE BORROWER SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK CITY OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK.  THE BORROWER, THE ADMINISTRATIVE AGENT, AND EACH LENDER HEREBY EXPRESSLY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK CITY AND OF THE UNITED STATES DISTRICT COURT FOR SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION.  THE BORROWER, THE ADMINISTRATIVE AGENT, AND EACH LENDER FURTHER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK.  THE BORROWER, THE ADMINISTRATIVE AGENT, AND EACH LENDER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT

THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

SECTION 10.14       Waiver of Jury Trial.  THE ADMINISTRATIVE AGENT, THE LENDERS AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS OR THE BORROWER.  THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND THE LENDERS ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT.

SECTION 10.15       NO ORAL AGREEMENTS. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

SECTION 10.16       No Adverse Interpretation of Other Agreements.  This Credit Agreement may not be used to interpret another indenture, loan, security or debt agreement of the Borrower or any Subsidiary thereof.  No such indenture, loan, security or debt agreement may be used to interpret this Credit Agreement.

SECTION 10.17       No Fiduciary Duty.  Each of the Administrative Agent, the Syndication Agent, the Documentation Agents, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower.  The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other similar duty between the Lenders and the Borrower, its stockholders or its Affiliates.  The Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any

Lender or any of its Affiliates has advised or is currently advising the Borrower on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (iv) the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate.  The Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

SECTION 10.18  Setoff.  If (a) an Event of Default shall have occurred and be continuing and (b) the principal of the Loans has been accelerated, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided, that any Lender exercising any right of set off shall provide promptly to the Borrower a statement describing in reasonable detail the source and amount of any deposits or other obligations owing by such Lender and the Obligations owing to such Lender as to which it exercised such right of setoff; and provided, further, that  in the event that any Defaulting Lender shall exercise such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

CIMAREX ENERGY CO., as the Borrower

By:	/s/ G. Mark Burford
G. Mark Burford
Vice President and Chief Financial Officer

Signature Page

to Credit Agreement

JPMORGAN CHASE BANK, N.A., individually as a Lender, as the Administrative Agent and as an Issuing Bank

By:	/s/ David Morris
Name: David Morris
Title: Authorized Officer

Signature Page

to Credit Agreement

WELLS FARGO BANK, N.A., individually as a Lender, as the Syndication Agent and as an Issuing Bank

By:	/s/ Tim Green
Name: Tim Green
Title: Director

Signature Page

to Credit Agreement

COMPASS BANK, individually as a Lender and as a Documentation Agent

By:	/s/ James Neblett
Name: James Neblett
Title: Vice President

Signature Page

to Credit Agreement

DEUTSCHE BANK AG NEW YORK BRANCH, individually as a Lender

By:	/s/ Michael Getz
Name: Michael Getz
Title: Vice President

By:	/s/ Michael Winters
Name: Michael Winters
Title: Vice President

Signature Page

to Credit Agreement

MUFG UNION BANK, N.A., individually as a Lender and as a Documentation Agent

By:	/s/ Brian Hawk
Name: Brian Hawk
Title: Assistant Vice President

Signature Page

to Credit Agreement

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Traci Bankston
Name: Traci Bankston
Title: Assistant Vice President

Signature Page

to Credit Agreement

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, as a Lender

By:	/s/ Daria Mahoney
Name: Daria Mahoney
Title: Authorized Signatory

By:	/s/ William M. Reid
Name: William M. Reid
Title: Authorized Signatory

Signature Page

to Credit Agreement

ING CAPITAL LLC, as a Lender

By:	/s/ Charles Hall
Name: Charles Hall
Title: Managing Director

By:	/s/ Josh Strong
Name: Josh Strong
Title: Director

Signature Page

to Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Nicholas T. Hanford
Name: Nicholas T. Hanford
Title: Vice President

Signature Page

to Credit Agreement

BOKF, NA DBA BANK OF OKLAHOMA, as a Lender

By:	/s/ Michael M. Logan
Name: Michael M. Logan
Title: Senior Vice President

Signature Page

to Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Sandra Aultman
Name: Sandra Aultman
Title: Managing Director

Signature Page

to Credit Agreement

SANTANDER BANK, N.A., as a Lender

By:	/s/ Vaughn Buck
Name: Vaughn Buck
Title: Executive Vice President

By:	/s/ Puiki Lock
Name: Puiki Lock
Title: Vice President

Signature Page

to Credit Agreement

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Terry Donovan
Name: Terry Donovan
Title: Managing Director

Signature Page

to Credit Agreement

SCHEDULE I

SCHEDULE OF COMMITMENTS

NAME OF LENDER	COMMITMENTS
JPMorgan Chase Bank, N.A.	$100,000,000
Wells Fargo Bank, N.A.	$100,000,000
Compass Bank	$100,000,000
Deutsche Bank AG New York Branch	$100,000,000
MUFG Union Bank, N.A.	$100,000,000
Branch Banking and Trust Company	$75,000,000
Canadian Imperial Bank of Commerce, New York Branch	$75,000,000
ING Capital LLC	$75,000,000
U.S. Bank National Association	$75,000,000
BOKF, NA dba Bank of Oklahoma	$50,000,000
PNC Bank, National Association	$50,000,000
Santander Bank, N.A.	$50,000,000
The Bank of Nova Scotia	$50,000,000
TOTAL	$1,000,000,000